QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.19

$20,000,000.00 REVOLVING CREDIT LOAN

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

by and among

THE ENSIGN GROUP, INC.

and each of its subsidiaries listed on Exhibit A attached hereto

and

GENERAL ELECTRIC CAPITAL CORPORATION

Amended and Restated as of March 25, 2004

Amending and Restating that certain Loan and Security Agreement originally dated as of September 13, 1999

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

        THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Agreement") is made as of March 25, 2004, by and between THE ENSIGN GROUP, INC., a Delaware corporation ("Ensign"), and each of Ensign's subsidiaries as listed on Exhibit A attached hereto and made a part hereof (collectively, with Ensign, "Borrower"), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as assignee from GE HFS Holdings, Inc., f/k/a Heller Healthcare Finance, Inc. (together with its successors and assigns, "Lender").

RECITALS

        A.    Pursuant to that certain Loan and Security Agreement dated September 13, 1999 by and among certain entities comprising Borrower and Lender (as amended, restated, modified or supplemented from time to time, the "Original Loan Agreement"), the parties have established certain financing arrangements that allow Borrower to borrow funds from Lender in accordance with the terms and conditions set forth therein (the "Existing Loan").

        B.    Borrower now wishes to amend and restate the Original Loan Agreement, all as set forth in this Agreement. Neither this Agreement nor any of the other Loan Documents is intended to, nor shall they, constitute or give rise to a novation of the Existing Loan.

        NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, and for other consideration, the receipt and sufficiency of which are acknowledged, the parties agree that the Original Loan Agreement is amended and restated in its entirety as follows:

ARTICLE I
DEFINITIONS

        As used in this Agreement, unless otherwise specified, all references to "Sections" shall be deemed to refer to Sections of this Agreement, and the following terms shall have the meanings set forth below:

        Section 1.1. Account. "Account" means any right to payment for goods sold or leased or services rendered, whether or not evidenced by an instrument or chattel paper, and whether or not earned by performance, including, without limitation, the right to payment of management fees.

        Section 1.2. Account Debtor. "Account Debtor" means any Person obligated on any Account of Borrower, including, without limitation, any Insurer and any Medicaid/Medicare Account Debtor.

        Section 1.3. Affiliate. "Affiliate" means, with respect to a specified Person, any Person directly or indirectly controlling, controlled by, or under common control with the specified Person, including, without limitation, their stockholders and any Affiliates thereof. A Person shall be deemed to control a corporation or other entity if the Person possesses, directly or indirectly, the power to direct or cause the direction of the management and business of the corporation or other entity, whether through the ownership of voting securities, by contract, or otherwise.

        Section 1.4. Affiliated Loan Documents. "Affiliated Loan Documents" means any and all documents evidencing, securing and/or governing any financing provided by Lender or Lender's Affiliates to Borrower or any Affiliate of Borrower, as the same may be amended, restated, increased, extended, renewed, modified or supplemented from time to time. Affiliated Loan Documents shall include, without limitation, the Real Estate Loan Documents.

        Section 1.5. Agreement. "Agreement" means the Original Loan Agreement, as amended and restated by this Amended and Restated Loan and Security Agreement, as it may be further amended, restated, modified or supplemented from time to time.

        Section 1.6. Base Rate. "Base Rate" means a rate of interest equal to one percent (1.0%) above the Prime Rate of Interest.

        Section 1.7. Borrowed Money. "Borrowed Money" means any obligation to repay money, any indebtedness evidenced by notes, bonds, debentures or similar obligations, any obligation under a conditional sale or other title retention agreement and the net aggregate rentals under any lease which under GAAP would be capitalized on the books of Borrower or which is the substantial equivalent of the financing of the property so leased.

        Section 1.8, Borrower. "Borrower" has the meaning set forth in the Preamble.

        Section 1.9. Borrowing Base. "Borrowing Base" has the meaning set forth in Section 2.1(d).

        Section 1.10. Business Day. "Business Day" means any day on which financial institutions are open for business in the State of Maryland, excluding Saturdays and Sundays.

        Section 1.11. Closing Date. "Closing Date" means the Closing Date of the Loan under the Original Loan Agreement, which was September 13, 1999.

        Section 1.12. Collateral. "Collateral" has the meaning set forth in Section 3.1.

        Section 1.13. Commitment Fee. "Commitment Fee" has the meaning set forth in Section 2.4(a).

        Section 1.14. Concentration Account. "Concentration Account" has the meaning set forth in Section 2.3.

        Section 1.15. Controlled Group. "Controlled Group" means all businesses that would be treated as a single employer under Section 4001(b) of ERISA.

        Section 1.16. Cost Report Settlement Account. "Cost Report Settlement Account" means an Account owed to Borrower by a Medicaid/Medicare Account Debtor pursuant to any cost report, either interim, filed or audited, as the context may require.

        Section 1.17. Default Rate. "Default Rate" means a rate per annum equal to three percent (3%) above the then applicable Base Rate.

        Section 1.18. ERISA. "ERISA" has the meaning set forth in Section 4.12.

        Section 1.19. Event of Default. "Event of Default" and "Events of Default" have the meanings set forth in Section 8.1.

        Section 1.20. GAAP. "GAAP" means generally accepted accounting principles applied in a consistent manner.

        Section 1.21. Governmental Authority. "Governmental Authority" means and includes any federal, state, District of Columbia, county, municipal, or other government and any department, commission, board, bureau, agency or instrumentality thereof, whether domestic or foreign.

        Section 1.22. Hazardous Material. "Hazardous Material" means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any environmental statute, rule or regulation or any Governmental Authority applicable to Borrower or its business, operations or assets.

        Section 1.23. Highest Lawful Rate. "Highest Lawful Rate" means the maximum lawful rate of interest referred to in Section 2.7 that may accrue pursuant to this Agreement.

        Section 1.24. Insurer. "Insurer" means a Person that insures a Patient against certain of the costs incurred in the receipt by such Patient of Medical Services, or that has an agreement with Borrower to compensate Borrower for providing services to a Patient.

        Section 1.25. Lender. "Lender" has the meaning set forth in the Preamble.

        Section 1.26. Loan. "Loan" has the meaning set forth in Section 2.1(a).

        Section 1.27. Loan Documents. "Loan Documents" means and includes this Agreement, the Note, the Certificate of Validity, and each and every other document now or hereafter delivered in connection with this Agreement, as any of them may be amended, modified, or supplemented from time to time.

        Section 1.28. Loan Management Fee. "Loan Management Fee" has the meaning set forth in Section 2.4(c).

        Section 1.29. Lockbox. "Lockbox" has the meaning set forth in Section 2.3.

        Section 1.30. Lockbox Account. "Lockbox Account" means an account maintained by Borrower at the Lockbox Bank into which all collections of Accounts are paid directly.

        Section 1.31. Lockbox Bank. "Lockbox Bank" has the meaning set forth in Section 2.3.

        Section 1.32. Material Adverse Effect. "Material Adverse Effect" shall mean any event or condition which, alone or when taken with other events or conditions occurring or existing concurrently with such event or condition (a) has or is reasonably expected to have a material adverse effect on the business, operations, condition (financial or otherwise), assets, liabilities, prospects, or properties of Borrower; (b) has or is reasonably expected to have any material adverse effect on the validity or enforceability of this Agreement or any Loan Document; (c) materially impairs or is reasonably expected to materially impair the ability of Borrower to pay and perform the Obligations; (d) materially impairs or is reasonably expected to materially impair the ability of Lender to enforce its rights and remedies under this Agreement or any of the Loan Documents; or (e) has or is reasonably expected to have any material adverse effect on the Collateral, the liens of Lender in the Collateral or the priority of such liens.

        Section 1.33. Maximum Loan Amount. "Maximum Loan Amount" has the meaning set forth in Section 2.1(a).

        Section 1.34. Medicaid/Medicare Account Debtor. "Medicaid/Medicare Account Debtor" means any Account Debtor which is (a) the United States of America acting under the Medicaid/Medicare program established pursuant to the Social Security Act, (b) any state or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act, or (c) any agent, carrier, administrator or intermediary for any of the foregoing.

        Section 1.35. Medical Services. "Medical Services" means medical and health care services provided to a Patient, including, without limitation, medical and health care services provided to a Patient and performed by Borrower which are covered by a policy of insurance issued by an Insurer, and includes physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, residential and outpatient behavioral healthcare services, and medicine or health care equipment provided by Borrower to a Patient for a necessary or specifically requested valid and proper medical or health purpose.

        Section 136. Note. "Note" has the meaning set forth in Section 2.1(c).

        Section 1.37. Obligations. "Obligations" has the meaning set forth in Section 3.1.

        Section 1.38. Patient. "Patient" means any Person receiving Medical Services from Borrower and all Persons legally liable to pay Borrower for such Medical Services other than Insurers.

        Section 1.39. Permitted Liens. "Permitted Liens" means: (a) deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance; (b) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (c) mechanic's, workmen's, materialmen's or other like liens arising in the ordinary course of business with respect to obligations which are not due, or which are being contested in good faith by appropriate proceedings which suspend the collection thereof and in respect of which adequate reserves have been made (provided that such proceedings do not, in Lender's sole discretion, involve any substantial risk of the sale, loss or forfeiture of such property or assets or any interest therein); (d) liens and encumbrances in favor of Lender; (e) liens set forth on Schedule 1.39 and (f) liens created as permitted 7.1 (in such amounts permitted thereunder).

        Section 1.40. Person. "Person" means an individual, partnership, corporation, trust, joint venture, joint stock company, limited liability company, association, unincorporated organization, Governmental Authority, or any other entity.

        Section 1.41. Plan. "Plan" has the meaning set forth in Section 4.12.

        Section 1.42. Premises. "Premises" has the meaning set forth in Section 4.14.

        Section 1.43. Prime Rate of Interest. "Prime Rate of Interest" means that rate of interest designated as such by Citibank, N.A., or any successor thereto, as the same may from time to time fluctuate.

        Section 1.44. Prohibited Transaction. "Prohibited Transaction" means a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Internal Revenue Code that is not exempt under Section 407 or Section 408 of ERISA or Section 4975(c)(2) or (d) of the Internal Revenue code or under a class exemption granted by the U.S. Department of Labor.

        Section 1.45. Qualified Account. "Qualified Account" means an Account of Borrower generated in the ordinary course of Borrower's business from the sale of goods or rendition of Medical Services which Lender, in its sole credit judgment, deems to be a Qualified Account. Without limiting the generality of the foregoing, no Account shall be a Qualified Account if: (a) the Account or any portion of the Account is payable by an individual beneficiary, recipient or subscriber individually and not directly to Borrower by a Medicaid/Medicare Account Debtor or commercial medical insurance carrier acceptable to Lender in its sole discretion; (b) the Account remains unpaid more than ninety (90) days past the claim or invoice date (but in no event more than one hundred five (105) days after the applicable Medical Services have been rendered); (c) the Account is subject to any defense, set-off, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind; (d) any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged; (e) if the Account arises from the sale of goods by Borrower, the sale was not an absolute sale, or the sale was made on consignment or on approval or on a sale-or-return basis, or the sale was made subject to any other repurchase or return agreement, or the goods have not been shipped to the Account Debtor or its designee; (f) if the Account arises from the performance of Medical Services, the Medical Services have not been actually been performed or the Medical Services were undertaken in violation of any law; (g) the Account is subject to a lien other than a Permitted Lien; (h) Borrower knows or should have known of the bankruptcy, receivership, reorganization, or insolvency of the Account Debtor; (i) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; (j) the Account is an Account of an Account Debtor having its principal place of business or executive office outside the United States; (k) the Account Debtor is an Affiliate or Subsidiary of Borrower; (1) more than ten percent (10%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are outstanding more than one hundred twenty (120) days past their invoice date; (in) fifty percent (50%) or more of the aggregate unpaid Accounts from any single Account Debtor are not deemed Qualified Accounts under this Agreement; (n) the total unpaid Accounts of the Account Debtor, except for a Medicaid/Medicare Account Debtor, exceed twenty percent (20%) of the net amount of all Qualified Accounts

(including Medicaid/Medicare Account Debtors); (o) any covenant, representation or warranty contained in the Loan Documents with respect to such Account has been breached; or (p) the Account fails to meet such other specifications and requirements which may from time to time be established by Lender.

        Section 1.46. Reportable Event. "Reportable Event" means a "reportable event" as defined in Section 4043(c) of ERISA for which the notice requirements of Section 4043(a) of ERISA are not waived.

        Section 1.47. Real Estate Borrower. "Real Estate Borrower" means, collectively, Sky Holdings AZ LLC, Terrace Holdings AZ LLC and Ensign Highland LLC, as mortgage borrowers under the Real Estate Loan Documents.

        Section 1.48. Real Estate. Loan Documents. "Real Estate Loan Documents" shall mean that certain Loan Agreement of even date herewith among Sky Holdings AZ LLC, Terrace Holdings AZ LLC and Ensign Highland LLC, as mortgage borrowers, and Lender, as lender, and all instruments and documents executed in connection with such loan made pursuant thereto, as such documents and instruments may be amended from time to time.

        Section 1.49. Revolving Credit Loan. "Revolving Credit Loan" has the meaning set forth in Section 2.1(b).

        Section 1.50. Term. "Term" has the meaning set forth in Section 2.8.

ARTICLE II
LOAN

        Section 2.1. Terms.

        (a)   The maximum aggregate principal amount of credit extended by Lender to Borrower under this Agreement (the "Loan") that will be outstanding at any time is Twenty Million and No/100 Dollars ($20,000,000.00) (the "Maximum Loan Amount"), including outstanding advances of the Revolving Credit Loan and the face amount of outstanding Letters of Credit.

        (b)   The Loan shall be in the nature of a revolving line of credit, and shall include sums advanced and other credit extended by Lender to or for the benefit of Borrower from time to time under this Article II (each a "Revolving Credit Loan") up to the Maximum Loan Amount depending upon the availability in the Borrowing Base (less applicable reserves established hereunder), the requests of Borrower pursuant to the terms and conditions of Section 2.2, and on such other basis as Lender may reasonably determine. The outstanding principal balance of the Loan may fluctuate from time to time, to be reduced by repayments made by Borrower (which may be made without penalty or premium), and to be increased by future Revolving Credit Loans, advances and other extensions of credit to or for the benefit of Borrower, including draws on any letter of Credit under Section 2.1(f) below, and shall be due and payable in full upon the expiration of the Term. For purposes of this Agreement, any determination as to whether there is availability within the Borrowing Base for advances or extensions of credit shall be made by Lender in its sole discretion and is final and binding upon Borrower. In no event shall the aggregate face amount of outstanding Letters of Credit established for Borrower hereunder plus the outstanding advances of the Revolving Credit Loan exceed the Borrowing Base or the Maximum Loan Amount.

        (c)   Upon the execution of this Agreement, Borrower shall execute and deliver to Lender an Amended and Restated Revolving Credit Note evidencing Borrower's unconditional obligation to repay Lender for Revolving Credit Loans, advances, and other extensions of credit made under the Loan, in the form substantially the same as those promissory notes delivered by Borrower previously (as amended, modified, restated or replaced from time to time, the "Note"), dated the date of this

Agreement, payable to the order of Lender in accordance with the terms thereof. The Note shall bear interest on the outstanding principal balance of the Note from the date of the Note until repaid, with interest payable monthly in arrears on the first Business Day of each month, at a rate per annum (on the basis of the actual number of days elapsed over a year of 360 days) equal to the Base Rate; provided, however, that after the occurrence and during the continuance of an Event of Default, such rate shall be equal to the Default Rate. Each Revolving Credit Loan, advance and other extension of credit shall be deemed evidenced by the Note, which is deemed incorporated into and made a part of this Agreement by this reference.

        (d)   Subject to the terms and conditions of this Agreement, advances under the Loan shall be made against a borrowing base equal to eighty-five percent (85%) of Qualified Accounts due and owing from any Medicaid/Medicare, Insurer or other Account Debtor (the "Borrowing Base"). The Borrowing Base shall be determined by Lender (including the eligibility of Accounts) based on the most recent Borrowing Base certificate delivered to Lender in accordance with this Agreement and such other information as may be available to Lender. Lender, in its good faith credit judgment, may further adjust the Borrowing Base by applying percentages (known as "Liquidity Factors") to Qualified Accounts by payor class based upon Borrower's actual recent collection history for each such payor class (i.e., Medicare, Medicaid, commercial insurance, etc.) in a manner consistent with Lender's underwriting practices and procedures and its prior practices with respect to this Loan, and Lender may adjust such Liquidity Factors throughout the Term; provided, however, that Lender agrees to increase the liquidity factors applied in the calculation of the Borrowing Base to 100% provided the following are satisfied: (i) no Event of Default which has been duly noticed by Lender to Borrower (if notice is required) has occurred and is continuing, (ii) Lender's field audits have not revealed any reason for such liquidity factors to be reduced, as determined by Lender in its reasonable discretion, and (iii) no events or circumstances have occurred to cause Lender to reasonably believe that such liquidity factors should be reduced.

        (e)   As of the date of this Agreement, Lender shall establish a reserve against the Borrowing Base (the "Accounts Receivable Reserve') in an amount equal to Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) in connection with and as additional security for the amounts owing under the Real Estate Loan Documents; provided, however, that Lender hereby agrees to release such reserve at such time (i) during the period beginning on the sixth (6th) month anniversary of the date of this Agreement and ending on the eighteenth (18th) month anniversary of the date of this Agreement, if the following conditions have been satisfied: (A) no Event of Default or event which, with the giving of notice of the lapse of time, or both, could become an Event of Default shall have occurred and be continuing under any of the Loan Documents or any of the Affiliated Loan Documents, (B) the Real Estate Borrower has achieved an annualized Net Operating Income (as defined in the Real Estate Loan Documents) of at least Two Million Five Hundred Fifty Thousand and No/ 100 Dollars ($2,550,000.00) for at least two (2) consecutive calendar quarters, and (C) the Real Estate Borrower then has a Debt Service Coverage Ratio (as defined in the Real Estate Loan Documents) of at least 1.50 or (ii) the loans evidenced by the Real Estate Loan Documents have been paid if full. If the Project Yield (as defined in the Real Estate Loan Documents) does not equal or exceed eighteen percent (18%), as required under the Real Estate Loan Documents, provided that Borrower has availability in the Borrowing Base, Borrower may elect, by written notice to Lender, to increase the Accounts Receivable Reserve by the Paydown Amount (as defined in the Real Estate Loan Documents). If so increased, then if the Project Yield thereafter equals or exceeds eighteen percent (18%) for two (2) consecutive calendar quarters, the Accounts Receivable Reserve shall be reduced by the aggregate Paydown Amount. If the borrowers under the Real Estate Loan Documents seek to have a property released from the Real Estate Loan Documents pursuant to the terms thereof, provided that Borrower has availability in the Borrowing Base, Borrower may elect by written notice to Lender, to increase the Accounts Receivable Reserve by the Accounts Receivable Reserve Amount (as defined in the Real Estate Loan Documents) applicable to the property to be released. Upon the release of a property from the Real Estate Loan Documents pursuant to the terms thereof, the Accounts Receivable Reserve shall be reduced by the lesser of (1) an amount equal to Two Million Five Hundred Thousand and No/ 100 Dollars ($2,500,000.00) multiplied by the applicable property's Allocated Loan Amount divided Twelve Million Four Hundred Thousand and No/100 Dollars ($12,400,000.00) or (2) the amount which will result in the Project Yield being reduced to twenty percent (20%).

        (f)    Lender shall issue Letters of Credit (as defined on Exhibit B upon the request of, and on behalf of, Borrower, subject to the terms and conditions of Exhibit B attached hereto and subject to the following:

        (i)    Either (A) Lender establishes a reserve against the Borrowing Base in the aggregate face amount of all Letters of Credit issued on behalf of Borrower, or (B) Borrower pledges and/or delivers additional collateral to Lender in a form satisfactory to Lender and in an amount sufficient to collateralize Borrower's obligations to Lender in connection with such Letters of Credit, as determined by Lender in its sole discretion, provided, however, that the aggregate amount of such Letters of Credit, together with all of Borrower's other outstanding Obligations hereunder, shall not exceed the Borrowing Base or the Maximum Loan Amount;

        (ii)   No Event of Default which has been duly noticed by Lender to Borrower (if notice is required) has occurred and is continuing, and the Loan Agreement has not been terminated;

        (iii)  Borrower executes and delivers to Lender such other notes, instruments, letter of credit agreements, security agreements, letter of credit applications and other documents as Lender may generally require in connection with the issuance of Letters of Credit, and as Lender may require in connection with the specific request;

        (iv)  any amounts drawn on any Letter of Credit shall immediately be deemed to be a Revolving Credit Loan; and

        (v)   Borrower pays to Lender a letter of credit fee equal to two percent (2%) of the initial face amount of the Letter of Credit on the issuance date thereof, and on each anniversary date of such date of issuance for as long as the Letter of Credit remains outstanding.

        Section 2.2. Loan Administration. Borrowings under the Loan shall be as follows:

        (a)   A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrower may give Lender notice of its intention to borrow, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date, not later than 2:00 p.m. Eastern time on the Business Day before the proposed borrowing date, provided, however, that no such request may be made at a time when there exists an Event of Default; and (ii) the becoming due of any amount required to be paid under this Agreement, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the day following the due date in the amount required to pay such interest or other Obligation if such was not paid by Borrower on the due date.

        (b)   Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, as follows: (i) the proceeds of each Revolving Credit Loan requested under subsection 2.2(a)(i) shall be disbursed by Lender by wire transfer to such bank account as may be agreed upon by Borrower and Lender from time to time or elsewhere if pursuant to written direction from Borrower; and (ii) the proceeds of each Revolving Credit Loan deemed to be requested under subsection 2.2(a)(ii) shall be disbursed by Lender by way of direct payment of the relevant interest or other Obligation.

        (c)   All Revolving Credit Loans, advances and other extensions of credit to or for the benefit of Borrower shall constitute one general Obligation of Borrower, and shall be secured by Lender's lien upon all of the Collateral.

        (d)   Lender shall enter all Revolving Credit Loans as debits to a loan account in the name of Borrower and shall also record in said loan account all payments made by Borrower on any Obligations and all proceeds of Collateral which are indefeasibly paid to Lender, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower. All collections into the Concentration Account pursuant to Section 2.3 shall be applied first to fees, costs and expenses due and owing under the Loan Documents, then to interest due and owing under the Loan Documents, and then to principal outstanding with respect to Revolving Credit Loans.

        (e)   Lender will account to Borrower monthly with a statement of Revolving Credit Loans, charges and payments made pursuant to this Agreement, and such accounting rendered by Lender shall be deemed final, binding and conclusive upon Borrower, absent manifest error, unless Lender is notified by Borrower in writing to the contrary within thirty (30) days of the date each accounting is mailed to Borrower. Such notice shall be deemed an objection to those items specifically objected to in the notice.

        Section 2.3. Collections, Disbursements, Borrowing Availability, and Lockbox Account. Borrower shall maintain a lockbox account (the "Lockbox") with Wells Fargo Bank, N.A. (the "Lockbox Bank"), subject to the provisions of this Agreement, and shall execute with the Lockbox Bank a Lockbox Agreement in a form acceptable to lender in its commercially reasonable discretion (it being the understanding of the parties that the existing Four Party Lockbox Agreement among the parties with Lockbox Bank is acceptable to Lender), and such other agreements related to the Lockbox Agreement as Lender may require. Borrower shall ensure that all collections of Accounts are paid directly from Account Debtors into the Lockbox, and that all funds paid into the Lockbox are immediately transferred into a depository account maintained by Lender at Bank One, N.A., or such other financial institution as determined by Lender in its sole discretion and communicated to Borrower (the "Concentration Account"). Lender shall apply, on a daily basis, all funds transferred into the Concentration Account pursuant to this Section 2.3 to reduce the outstanding indebtedness under the Loan (in accordance with Section 2.2(d)), and all future Revolving Credit Loans, advances and other extensions of credit to be made by Lender under the conditions set forth in this Article II. To the extent that any collections of Accounts or proceeds of other Collateral are not sent directly to the Lockbox but are received by Borrower, such collections shall be held in trust for the benefit of Lender and immediately remitted, in the form received, to the Lockbox Bank for transfer to the Concentration Account immediately upon receipt by Borrower. Borrower acknowledges and agrees that its compliance with the terms of this Section 2.3 is essential, and that upon its failure to comply with any such terms Lender shall be entitled to assess a noncompliance fee which shall operate to increase the Base Rate by two percent (2%) per annum during any period of non-compliance. Lender shall be entitled to assess such fee whether or not an Event of Default is declared or otherwise occurs. All funds transferred from the Concentration Account for application to Borrower's indebtedness to Lender shall be applied as of the date of receipt to reduce the Loan balance, but for purposes of calculating interest such funds shall be subject to a three (3) Business Day holding or clearance period. If as the result of collections of Accounts pursuant to the terms and conditions of this Section 2.3 a credit balance exists with respect to the Concentration Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Event of Default exists.

        Section 2.4. Fees.

        (a)   By executing this Agreement, Borrower agrees unconditionally to pay to Lender a commitment fee equal to one percent (1.0%) of the Maximum Loan Amount (the "Commitment Fee"). Lender acknowledges that the Commitment Fee has previously been paid.

        (b)   For so long as the Loan is available to Borrower, Borrower unconditionally shall pay to Lender a monthly loan management fee (the "Loan Management Fee") equal to eight-hundredths of one percent (0.08%) of the average amount of the outstanding principal balance of the Revolving Credit Loans during the preceding month. The Loan Management Fee shall be payable monthly in arrears on the first day of each successive calendar month.

        (c)   Borrower shall pay to Lender all out-of-pocket audit and appraisal fees in connection with audits and appraisals of Borrower's books and records and such other matters as Lender shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Lender of a request for payment thereof to Borrower.

        (d)   Borrower shall pay to Lender, on demand, any and all fees, costs or expenses which Lender or any participant pays to a bank or other similar institution (including, without limitation, any fees paid by Lender to any participant) arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower, by Lender, of proceeds of Revolving Credit Loans made by Lender to Borrower pursuant to this Agreement, and (ii) the depositing for collection, by Lender or any participant, of any check or item of payment received or delivered to Lender or any participant on account of Obligations.

        Section 2.5. Payments. Principal payable on account of Revolving Credit Loans shall be payable by Borrower to Lender immediately upon the earliest of (a) the receipt by Borrower or Lender of any payments on or proceeds from any of the Collateral, to the extent of such proceeds, (b) the occurrence of an Event of Default if the Loan and the maturity of the payment of the Obligations are accelerated, or (c) the termination of this Agreement pursuant to Section 2.8 of this Agreement; provided, however, that if the aggregate of outstanding advances hereunder and face amount of outstanding Letters of Credit issued by Lender are in excess of the Borrowing Base (less any applicable reserves established hereunder against the Borrowing Base) at any time, Borrower shall, immediately upon demand, repay such overadvance. Interest accrued on the Revolving Credit Loans shall be due on the earliest of (i) the first Business Day of each month (for the immediately preceding month), computed on the last calendar day of the preceding month, (ii) the occurrence of an Event of Default if the Loan and the maturity of the payment of the Obligations are accelerated, or (iii) the termination of this Agreement pursuant to Section 2.8. Except to the extent otherwise set forth in this Agreement, all payments of principal and of interest on the Loan, all other charges and any other obligations of Borrower under this Agreement, shall be made to Lender to the Concentration Account, in immediately available funds.

        Section 2.6. Use of Proceeds. The proceeds of Lender's advances under the Loan shall be used solely for working capital and for other costs of Borrower arising in the ordinary course of Borrower's business.

        Section 2.7. Interest Rate Limitation. The parties intend to conform strictly to the applicable usury laws in effect from time to time during the term of the Loan. Accordingly, if any transaction contemplated by this Agreement would be usurious under such laws, then notwithstanding any other provision of this Agreement: (a) the aggregate of all interest that is contracted for, charged, or received under this Agreement or under any other Loan Document shall not exceed the maximum amount of interest allowed by applicable law (the "Highest Lawful Rate"), and any excess shall be promptly credited to Borrower by Lender (or, to the extent that such consideration shall have been paid, such excess shall be promptly refunded to Borrower by Lender); (b) neither Borrower nor any other Person now or hereafter liable under this Agreement shall be obligated to pay the amount of such interest to the extent that it is in excess of the Highest Lawful Rate; and (c) the effective rate of interest shall be reduced to the Highest Lawful Rate. All sums paid, or agreed to be paid, to Lender for the use, forbearance, and detention of the debt of Borrower to Lender shall, to the extent permitted by applicable law, be allocated throughout the full term of the Note until payment is made in full so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof. If at any time the rate of interest under the Note exceeds the Highest Lawful Rate, the rate of interest to accrue pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement, to the Highest Lawful Rate, but any subsequent reductions in the Base Rate shall not reduce the interest to accrue pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued equals the amount of interest that would have accrued if a varying rate per annum equal to the interest rate under the Note had at all times been in effect. If the total amount of interest paid or accrued pursuant to this Agreement under the foregoing provisions is less than the total amount of interest that would have accrued if a varying rate per annum equal to the interest rate under the Note had been in effect, then Borrower agrees to pay to Lender an amount equal to the difference between (i) the lesser of (A) the amount of interest that would have accrued if the Highest Lawful Rate had at all times been in effect, or (B) the amount of interest that would have accrued if a varying rate per annum equal to the interest rate under the Note had at all times been in effect, and (ii) the amount of interest accrued in accordance with the other provisions of this Agreement.

        Section 2.8. Term.

        (a)   Subject to Lender's right to cease making Revolving Credit Loans to Borrower upon or after any Event of Default, this Agreement shall be in effect until March     , 2007, unless terminated as provided in this Section 2.8 (the "Term"); provided, however, that notwithstanding anything set forth in this Agreement to the contrary (including, without limitation, Section 6.23), in no event shall Borrower be entitled to terminate this Agreement prior to the repayment in full of all amounts owed to Lender pursuant to the Real Estate Loan Documents.

        (b)   Notwithstanding anything in this Agreement to the contrary, Lender may terminate this Agreement without notice upon or after the occurrence of an Event of Default.

        (c)   Subject to the restriction set forth in Section 2.8(a) and the provisions regarding prepayment of the loan described in the Real Estate Loan Documents, upon at least thirty (30) days prior written notice to Lender (the "Termination Notice Period"), Borrower may terminate this Agreement prior to the expiration of the Term.

        (d)   All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement (the "Termination Date"); provided, however, that, notwithstanding anything in Section 2.8(c) to the contrary, the Termination Date shall be effective no earlier than the first Business Day of the month following the expiration of the Termination Notice Period. All undertakings, agreements, covenants, warranties, and representations of Borrower contained in the Loan Documents shall survive any such termination and Lender shall retain its liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrower has paid the Obligations to Lender, in full, in immediately available funds.

        (e)   Notwithstanding any provision of this Agreement which makes reference to the continuance of an Event of Default, nothing in this Agreement shall be construed to permit Borrower to cure an Event of Default following the lapse of the applicable cure period, and Borrower shall have no such right in any instance unless specifically granted in writing by Lender.

ARTICLE III
COLLATERAL

        Section 3.1. Generally. As security for the payment of all liabilities of Borrower and its Affiliates to Lender, including, without limitation: (a) indebtedness evidenced under the Note, repayment of Revolving Credit Loans, advances and other extensions of credit, all fees and charges owing by Borrower, and all other liabilities and obligations of every kind or nature whatsoever of Borrower to Lender, whether now existing or hereafter incurred, joint or several, matured or unmatured, direct or indirect, primary or secondary, related or unrelated, due or to become due, including, without limitation, any extensions, modifications, substitutions, increases and renewals thereof, (b) the payment of all amounts advanced by Lender to preserve, protect, defend, and enforce its rights under this Agreement and in the following property in accordance with the terms of this Agreement, (c) the payment of all expenses incurred by Lender in connection therewith, and (d) the payment and performance by Borrower and/or their respective Affiliates of their respective obligations under the Affiliated Loan Documents (collectively, the "Obligations"), and as further security for the payment and performance of Borrower under the Affiliated Loan Documents, Borrower hereby assigns and grants to Lender a continuing first priority lien on and security interest in, upon, and to the following property (the "Collateral"):

        (i)    All of Borrower's now-owned and hereafter acquired or arising Accounts, accounts receivable and rights to payment of every kind and description, and all of Borrower's contract rights, chattel paper, documents and instruments with respect thereto, and all of Borrower's rights, remedies, security and liens, in, to and in respect of the Accounts, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guaranties or other contracts of suretyship with respect to the Accounts, deposits or other security for the obligation of any Account Debtor, and credit and other insurance;

        (ii)   All moneys, securities and other property and the proceeds thereof, now or hereafter held or received by, in transit to, in possession of, or under the control of Lender or a bailee or Affiliate of Lender, from or for Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all of Borrower's deposits (general or special), balances, sums and credits with Lender at any time existing;

        (iii)  All of Borrower's right, title and interest in, to and in respect of all goods relating to, or which by sale have resulted in, Accounts, including, without limitation, all goods described in invoices or other documents or instruments with respect to, or otherwise representing or evidencing, any Account, and all returned, reclaimed or repossessed goods;

        (iv)  All of Borrower's now owned or hereafter acquired deposit accounts into which Accounts are deposited, including the Lockbox Account;

        (v)   All of Borrower's now owned and hereafter acquired or arising general intangibles and other property of every kind and description with respect to, evidencing or relating to its Accounts, accounts receivable and other nights to payment, including, without limitation, all existing and future customer lists, choses in action, claims, books, records, ledger cards, contracts, licenses, formulae, tax and other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies, and computer programs, information, software, records, and data, as the same relates to the Accounts;

        (vi)  All of Borrower's other general intangibles (including, without limitation, any proceeds from insurance policies after payment of prior interests), patents, unpatented inventions, trade secrets, copyrights, contract rights, goodwill, literary rights, rights to performance, rights under licenses, choses-in-action, claims, information contained in computer media (such as data bases, source and object codes, and information therein), things in action, trademarks and trademarks applied for (together with the goodwill associated therewith) and derivatives thereof, trade names, including the right to make, use, and vend goods utilizing any of the foregoing, and permits, licenses, certifications, authorizations and approvals, and the rights of Borrower thereunder, issued by any governmental, regulatory, or private authority, agency, or entity whether now owned or hereafter acquired, together with all cash and non-cash proceeds and products thereof;

        (vii) All of Borrower's now owned or hereafter acquired inventory of every description which is held by Borrower for sale or lease or is furnished by Borrower under any contract of service or is held by Borrower as raw materials, work in process or materials used or consumed in a business, wherever located, and as the same may now and hereafter from time to time be constituted, together with all cash and non-cash proceeds and products thereof;

        (viii) All of Borrower's now owned or hereafter acquired machinery, equipment, computer equipment, tools, tooling, furniture, fixtures, goods, supplies, materials, work in process, whether now owned or hereafter acquired, together with all additions, parts, fittings, accessories, special tools, attachments, and accessions now and hereafter affixed thereto and/or used in connection therewith, all replacements thereof and substitutions therefor, and all cash and non-cash proceeds and products thereof; and

        (ix)  The proceeds (including, without limitation, insurance proceeds) of all of the foregoing.

        Section 3.2. Lien Documents. Borrower shall execute and deliver to Lender, or have executed and delivered (all in form and substance satisfactory to Lender in its sole discretion) any agreements, documents, instruments, and writings deemed necessary by Lender or as Lender may otherwise request from time to time in its sole discretion to evidence, perfect, or protect Lender's Lien and security interest in the Collateral required under this Agreement. Borrower hereby authorizes Lender to file one or more financing statements and amendments thereto and continuation statements therefor covering the Collateral and naming Borrower as debtor and Lender as secured party. Borrower acknowledges that it is not authorized to file any financing statement or amendment or any termination statement with respect to any financing statement filed against Borrower by Lender and Borrower agrees that it will not do so without the prior written consent of Lender, subject to Borrower's rights under Section 9-509(d)(2) of the Uniform Commercial Code.

        Section 3.3. Collateral Administration,

        (a)   All Collateral (except deposit accounts) will at all times be kept by Borrowers at their respective principal office(s) as set forth on Schedule 4.15(a) or at the principal office of Ensign Facility Services, Inc. as set forth on Schedule 4.15(a) and shall not be moved from such locations without the prior written consent of Lender, which consent shall not be unreasonably withheld.

        (b)   Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Lender on such periodic basis as Lender shall request a sales and collections report for the preceding period, in form satisfactory to Lender. In addition, if Accounts in an aggregate face amount in excess of $50,000.00 become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Qualified Accounts or otherwise (excepting those Accounts which become ineligible merely by reason of their age, for which no such notification is required). Borrower shall notify Lender of such occurrence on the first Business Day following such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. If requested by Lender after the occurrence and during the continuation of an Event of Default, Borrower shall execute and deliver to Lender weekly formal written assignments of all of its Accounts, which shall include all Accounts that have been created since the date of the last assignment, together with copies of claims, invoices or other information related thereto.

        (c)   Whether or not an Event of Default has occurred, any of Lender's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Lender or any designee of Lender or Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification process.

        (d)   To expedite collection, Borrower shall endeavor in the first instance to make collection of its Accounts for Lender. Lender retains the right at all times after the occurrence and during the continuance of an Event of Default, subject to applicable law regarding Medicaid/Medicare Account Debtors, to notify Account Debtors that Accounts have been assigned to Lender and to collect

Accounts directly in its own name and to charge the collection costs and expenses, including attorneys' fees, to Borrower.

        Section 3.4. Other Actions. Borrower shall cause all Medicare and Medicaid Accounts to be deposited directly to the Lockbox. In addition to the foregoing, upon notice from Lender to Borrower of the existence of an Event of Default under this Agreement and directing Borrower to do so, Borrower (a) shall provide prompt written notice to each private indemnity, managed care or other Insurer who either is currently an Account Debtor or becomes an Account Debtor at any time following the date of this Agreement that Lender has been granted a first priority lien and security interest in, upon and to all Accounts applicable to such Insurer and directs each Account Debtor to make payments into the Lockbox so long as an Event of Default is outstanding, and hereby authorizes Lender, upon Borrower's failure to send such notices within ten (10) days after the date of this Agreement (or ten (10) days after the Insurer becomes an Account Debtor), to send any and all similar notices to such Insurers, and (b) shall do anything further that may be lawfully required by Lender to secure Lender and effectuate the intentions and objects of this Agreement, including, without limitation, the execution and delivery of Lockbox agreements, continuation statements, amendments to financing statements, and any other documents required under this Agreement. At Lender's request, Borrower shall also immediately deliver to Lender all items for which Lender must receive possession to obtain a perfected security interest. Borrower shall, on Lender's demand, deliver to Lender all notes, certificates, and documents of title, chattel paper, warehouse receipts, instruments, and any other similar instruments constituting Collateral.

        Section 3.5. Searches. Throughout the Term of the Loan, Lender shall be entitled to perform the searches described in clauses (a), (b) and (c) below against Borrower (the results of which shall be consistent with Borrower's representations and warranties under this Agreement and otherwise acceptable to Lender), all at Borrower's expense:

        (a)   UCC searches with the Secretary of State and local filing offices of each jurisdiction where Borrower maintains its executive offices, a place of business, or assets and the jurisdiction in which Borrower is organized;

        (b)   judgment, federal and state tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and

        (c)   searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of Borrower and any Guarantor, and the exact legal name under which Borrower and any Guarantor is organized.

        Section 3.6. Power of Attorney. Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (a) endorse the name of Borrower upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrower and constitute collections on Borrower's Accounts; (b) execute in the name of Borrower any financing statements, schedules, assignments, instruments, documents, and statements that Borrower is obligated to give Lender under this Agreement; and (c) do such other and further acts and deeds in the name of Borrower that Lender may deem necessary or desirable to enforce any Account or other Collateral or perfect Lender's security interest or lien in any Collateral. In addition, if Borrower breaches its obligation to direct payments of the proceeds of the Collateral to the Lockbox Account, Lender, as the irrevocably made, constituted and appointed true and lawful attorney for Borrower pursuant to this paragraph, may, by the signature or other act of any of Lender's officers (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of the Collateral to Borrower by directing payment to the Lockbox Account.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

        Borrower represents and warrants to Lender, and shall be deemed to represent and warrant on each day on which any Obligations shall be outstanding under this Agreement, that:

        Section 4.1. Subsidiaries. Except as set forth in Schedule 4.1, Borrower has no subsidiaries.

        Section 4.2. Organization and Good Standing. Ensign, and each of its subsidiaries which is a corporation, is a corporation duly organized, validly existing, and in good standing under the laws of its state of formation. Each of Ensign's subsidiaries which is a limited liability company is duly formed, validly existing and in good standing under the laws of its state of formation. Ensign and each of its subsidiaries is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it therein or the nature of its business makes such qualification necessary, has the corporate (or other) power and authority to own its assets and transact the business in which it is engaged, and has obtained all certificates, licenses and qualifications required under all laws, regulations, ordinances, or orders of public authorities necessary for the ownership and operation of all of its properties and transaction of all of its business.

        Section 4.3. Authority. Borrower has full corporate power and authority to enter into, execute, and deliver this Agreement and to perform its obligations under this Agreement, to borrow the Loan, to execute and deliver the Note, and to incur and perform the obligations provided for in the Loan Documents, all of which have been duly authorized by all necessary corporate action. No consent or approval of shareholders of, or lenders to, Borrower and no consent, approval, filing or registration with any Governmental Authority is required as a condition to the validity of the Loan Documents or the performance by Borrower of its obligations under the Loan Documents.

        Section 4.4. Binding Agreement. This Agreement and all other Loan Documents constitute, and the Note, when issued and delivered pursuant to this Agreement for value received, will constitute, the valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

        Section 4.5. Litigation. Except as disclosed in Schedule 4.5, there are no actions, suits, proceedings or investigations pending or threatened against Borrower before any court or arbitrator or before or by any Governmental Authority which, in any one case or in the aggregate, if determined adversely to the interests of Borrower, could have a Material Adverse Effect. Borrower is not in default with respect to any order of any court, arbitrator, or Governmental Authority applicable to Borrower or its properties.

        Section 4.6. No Conflicts. The execution and delivery by Borrower of this Agreement and the other Loan Documents do not, and the performance of its obligations under the Loan Documents will not, violate, conflict with, constitute a default under, or result in the creation of a lien or encumbrance upon the property of Borrower (other than for the benefit of Lender) under: (a) any provision of Borrower's certificate of incorporation or bylaws, (b) any provision of any law, rule, or regulation applicable to Borrower, or (c) any of the following: (i) any indenture or other agreement or instrument to which Borrower is a party or by which Borrower or its property is bound; or (ii) any judgment, order or decree of any court, arbitration tribunal, or Governmental Authority having jurisdiction over Borrower which is applicable to Borrower.

        Section 4.7. Financial Condition. The unaudited consolidated financial statements of Borrower as of December 31, 2003, certified by the chief financial officer of Borrower, which have been delivered to Lender, fairly present the financial condition of Borrower and the results of its operations and changes in financial condition as of the dates and for the periods referred to, and have been prepared in accordance with GAAP. There are no material unrealized or anticipated liabilities, direct or indirect, fixed or contingent, of Borrower as of the dates of such financial statements which are not reflected in such financial statements or in the notes to such financial statements. There has been no adverse change in the business, properties, condition (financial or otherwise) or operations (current or prospective) of Borrower since December 31, 2003. Borrower's fiscal year ends on December 31. The federal tax identification number of Ensign is 33-0861263. The federal tax identification numbers of Borrowers are set forth on Schedule 4.15(a).

        Section 4.8. No Default. Borrower is not in default under or with respect to any obligation in any respect which could be adverse to its business, operations, property or financial condition, or which could adversely affect the ability of Borrower to perform its obligations under the Loan Documents. No Event of Default or event which, with the giving of notice or lapse of time, or both, could become an Event of Default, has occurred and is continuing.

        Section 4.9. Title to Properties. Borrower has good and marketable title to its properties and assets, including the Collateral and the properties and assets reflected in the financial statements described in Section 4.7, subject to no lien, mortgage, pledge, encumbrance or charge of any kind, other than Permitted Liens. Borrower has not agreed or consented to cause any of its properties or assets whether owned now or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise) to any lien, mortgage, pledge, encumbrance or charge of any kind other than Permitted Liens.

        Section 4.10. Taxes. Borrower has filed, or has obtained extensions for the filing of, all federal, state and other tax returns which are required to be filed, and has paid all taxes shown as due on those returns and all assessments, fees and other amounts due as of the date of this Agreement. All tax liabilities of Borrower were, as of June 30, 1999 and are now, adequately provided for on Borrower's books. No tax liability has been asserted by the Internal Revenue Service or other taxing authority against Borrower for taxes in excess of those already paid.

        Section 4.11. Securities and Banking Laws and Regulations.

        (a)   The use of the proceeds of the Loan and Borrower's issuance of the Note will not directly or indirectly violate or result in a violation of the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T or X of the Board of Governors of the Federal Reserve System. Borrower is not engaged in the business of extending credit for the purpose of the purchasing or carrying "margin stock" within the meaning of those regulations. No part of the proceeds of the Loan under this Agreement will be used to purchase or carry any margin stock or to extend credit to others for such purpose.

        (b)   Borrower is not an investment company within the meaning of the Investment Company Act of 1940, as amended, nor is it, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company within the meaning of that Act.

        Section 4.12. ERISA. No employee benefit plan (a "Plan") subject to the Employee Retirement Income Security Act of 1974 ("ERISA") and regulations issued pursuant to ERISA that is maintained by Borrower or under which Borrower could have any material liability under ERISA (a) has failed to meet minimum funding standards established in Section 302 of ERISA, (b) has failed to substantially comply with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder, or (c) has engaged in or been involved in a prohibited transaction (as defined in ERISA) under ERISA or under the Internal Revenue Code. Neither Borrower nor any member of a Controlled Group that includes Borrower has not assumed, or received notice of a claim asserted against Borrower or another member of the Controlled Group for, withdrawal liability (as defined in the Multi-Employer Pension Plan Amendments Act of 1980, as amended) with respect to any multi-employer pension plan. Borrower has timely made when due all contributions with respect to any multi-employer pension plan in which it participates and no event has occurred triggering a material claim against Borrower for withdrawal liability with respect to any multi-employer pension plan in which Borrower participates.

        Section 4.13. Compliance with Law. Except as described in Schedule 4.13, Borrower is not in violation of any statute, rule or regulation of any Governmental Authority (including, without limitation, any statute, rule or regulation relating to employment practices or to environmental, occupational and health standards and controls). Borrower has obtained all licenses, permits, franchises, and other governmental authorizations necessary for the ownership of its properties and the conduct of its business. Borrower is current with all reports and documents required to be filed with any state or federal securities commission or similar Governmental Authority and is in full compliance with all applicable rules and regulations of such commissions.

        Section 4.14. Environmental Matters. To the best of Borrower's knowledge, no use, exposure, release, generation, manufacture, storage, treatment, transportation or disposal of Hazardous Material has occurred or is occurring on or from any real property on which the Collateral is located or which is owned, leased or otherwise occupied by Borrower (the "Premises"), or off the Premises as a result of any action of Borrower, except as described in Schedule 4.14. All Hazardous Material used, treated, stored, transported to or from, generated or handled on the Premises, or off the Premises by Borrower, has been disposed of on or off the Premises by or on behalf of Borrower in a lawful manner. To the best of Borrower's knowledge, there are no underground storage tanks present on or under the Premises owned or leased by Borrower. No other environmental, public health or safety hazards exist with respect to the Premises.

        Section 4.15. Places of Business. As of the date hereof, the only places of business of Borrower, and the places where it keeps and intends to keep the Collateral and records concerning the Collateral, are at the addresses set forth in Schedule 4.15(a). Schedule 4.15(a) also lists the owner of record of each such property.

        Section 4.16. Intellectual Property. Borrower exclusively owns or possesses all the patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, franchises, licenses, and rights with respect to the foregoing necessary for the current and planned future conduct of its business, without any conflict with the rights of others. A list of all such intellectual property (indicating the nature of Borrower's interest), as well as all outstanding franchises and licenses given by or held by Borrower, is attached as Schedule 4.16. Borrower is not in default of any obligation or undertaking with respect to such intellectual property or rights. Borrower is not infringing on any patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, franchises, licenses, any rights with respect to the foregoing, or any other intellectual property rights of others and the Borrower is not aware of any infringement by others of any such rights owned by Borrower.

        Section 4.17. Stock Ownership. The identity of the stockholders of record of all classes of the outstanding stock of Borrower, together with the respective ownership percentages held by such stockholders, are as set forth on Schedule 4.17.

        Section 4.18. Material Facts. Neither this Agreement nor any other Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of Borrower in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained in this Agreement or other Loan Document not misleading. There is no fact known to Borrower that currently or in the future may have a Material Adverse Effect.

        Section 4.19. Investments, Guarantees, and Certain Contracts. Borrower does not own or hold any equity or long-term debt investments in, have any outstanding advances to, have any outstanding guarantees for the obligations of, or have any outstanding borrowings from, any Person, except as described on Schedule 4.19. Borrower is not a party to any contract or agreement, or subject to any corporate restriction, which adversely affects its business.

        Section 4.20. Business Interruptions. Within five (5) years before the date of this Agreement, neither the business, property or assets, or operations of Borrower has been materially adversely affected in any way by any casualty, strike, lockout, combination of workers, or order of the United States of America or other Governmental Authority, directed against Borrower, except as set forth on Schedule 4.20. There are no pending or threatened labor disputes, strikes, lockouts, or similar occurrences or grievances against Borrower or its business except as set forth on Schedule 4.20.

        Section 4.21. Names. Within five (5) years before the date of this Agreement, Borrower has not conducted business under or used any other name (whether corporate, partnership or assumed) other than as shown on Schedule 4.15(a)/4.16. Each Borrower has a different trade name or names, and each Borrower is the sole owner of all of its names listed on that Schedule and any and all business done and invoices issued in such names are Borrower's sales, business, and invoices. Each trade name of a Borrower represents a division, operating location or trading style of that Borrower and not a separate Person or independent Affiliate.

        Section 4.22. Joint Ventures. Borrower is not engaged in any joint venture or partnership with any other Person, except as set forth on Schedule 4.22.

        Section 4.23. Accounts. Lender may rely, in determining which Accounts are Qualified Accounts, on all statements and representations made by Borrower with respect to any Account or Accounts. Unless otherwise indicated in writing to Lender, with respect to each Qualified Account, Borrower represents that:

        (a)   The Account is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

        (b)   The Account arises out of a completed, bona fide sale and delivery of goods or rendition of Medical Services by Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts, certification, participation, certificate of need, or other documents relating thereto and forming a part of the contract between Borrower and the Account Debtor;

        (c)   The Account is for a liquidated amount maturing as stated in a duplicate claim or invoice covering such sale or rendition of Medical Services, a copy of which has been furnished or is available to Lender;

        (d)   The Account, and Lender's security interest in such Account, is not, and will not (by voluntary act or omission by Borrower), be in the future, subject to any offset, lien, deduction, defense, dispute, counterclaim or any other adverse condition, and each such Account is absolutely owing to Borrower and is not contingent in any respect or for any reason;

        (e)   There are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Lender with respect thereto;

        (f)    To the best of Borrower's knowledge, (i) the Account Debtor under the Account had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (ii) such Account Debtor is solvent;

        (g)   To the best of Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor under the Account which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account;

        (h)   The Account has been billed and forwarded to the Account Debtor for payment in accordance with applicable laws and compliance and conformance with any and requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account, and such Account if due from a Medicaid/Medicare Account Debtor is properly payable directly to Borrower; and

        (i)    Borrower has obtained and currently has all certificates of need, Medicaid and Medicare provider numbers, licenses, permits and authorizations that are necessary in the generation of such Accounts.

        Section 4.24. Solvency. Both before and after giving effect to the transactions contemplated by the terms and provisions of this Agreement, Borrower (taken as a whole) (a) owns property whose fair saleable value is greater than the amount required to pay all of Borrower's Indebtedness (including contingent debts), (b) was and is able to pay all of its Indebtedness as such Indebtedness matures, and (c) had and has capital sufficient to carry on its business and transactions and all business and transactions in which it about to engage. For purposes of this Agreement, the term "Indebtedness" means, without duplication (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Borrower as of the date on which Indebtedness is to be determined, (ii) all obligations of any other person or entity which such Borrower has guaranteed, and (iii) the Obligations.

ARTICLE V
CLOSING AND CONDITIONS OF LENDING

        Section 5.1. Conditions Precedent to Agreement. The obligation of Lender to enter into and perform this Agreement and to make Revolving Credit Loans is subject to the following conditions precedent:

        (a)   Lender shall have received two (2) originals of this Agreement, an updated the Certificate of Validity, and all other Loan Documents required to be executed and delivered by Lender in connection with the amendment and restatement of the Original Loan Agreement (other than the Note, as to which Lender shall receive only one (1) original), executed by Borrower and any other required Persons, as applicable.

        (b)   Lender shall have received all searches and good standing certificates required by Lender, if any.

        (c)   Borrower shall have complied and shall then be in compliance with all the terms, covenants and conditions of the Loan Documents.

        (d)   There shall have occurred and be continuing no Event of Default and no event which, with the giving of notice or the lapse of time, or both, could constitute such an Event of Default.

        (e)   The representations and warranties contained in Article IV shall be true and correct.

        (f)    Lender shall have received copies of all resolutions of Borrower's board of directors and other action taken by Borrower to authorize the execution, delivery and performance of the Loan Documents and the borrowing of the Loan under the Loan Documents, as well as the names and signatures of the officers of Borrower authorized to execute documents on its behalf in connection with the Loan, all as also certified as of the date of this Agreement by Borrower's chief financial officer, or equivalent, and such other papers as Lender may require.

        (g)   Lender shall have received copies, certified as true, correct and complete by a corporate officer of Borrower, of the certificate of incorporation of Borrower, with any amendments to any of the foregoing, and all other documents necessary for performance of the obligations of Borrower under this Agreement and the other Loan Documents.

        (h)   Reserved.

        (i)    Lender shall have received such financial statements, reports, certifications, and other operational information required to be delivered under this Agreement, including, without limitation, an initial borrowing base certificate calculating the Borrowing Base.

        (j)    Lender shall have received the Commitment Fee.

        (k)   The Lockbox, Lockbox Account and the Concentration Account shall have been established.

        (l)    Lender shall have received an estoppel certificate in form and substance satisfactory to Lender in its commercially reasonable discretion from Borrower's landlord or sublandlord, as the case may be, with respect to each of the facilities identified on Schedule 4.15.

        Section 5.2. Conditions Precedent to Advances. Notwithstanding any other provision of this Agreement, no Loan proceeds, Revolving Credit Loans, advances or other extensions of credit under the Loan shall be disbursed under this Agreement unless the following conditions have been satisfied or waived immediately before such disbursement:

        (a)   The representations and warranties on the part of Borrower contained in Article IV of this Agreement shall be true and correct in all respects at and as of the date of disbursement or advance, as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date and except that the references in Section 4.7 to financial statements shall be deemed to be a reference to the then most recent annual and interim financial statements of Borrower furnished to Lender pursuant to Section 6.1).

        (b)   No Event of Default or event which, with the giving of notice of the lapse of time, or both, could become an Event of Default shall have occurred and be continuing or would result from the making of the disbursement or advance.

        (c)   No adverse change in the condition (financial or otherwise), properties, business, or operations of Borrower shall have occurred and be continuing with respect to Borrower since the date of this Agreement.

        Section 5.3. Closing. Each of the parties hereby confirm, acknowledge and agree that the Loan was closed and made available as of September 13, 1999 (the "Closing Date") at Lender's offices in Chevy Chase, Maryland.

        Section 5.4. Waiver of Rights. By completing the closing under this Agreement, or by making advances under the Loan, Lender does not waive a breach of any representation or warranty of Borrower under this Agreement or under any other Loan Document, and all of Lender's claims and rights resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

ARTICLE VI
AFFIRMATIVE COVENANTS

        Borrower covenants and agrees that for so long as Borrower may borrow under this Agreement and until payment in full of the Note and performance of all other obligations of Borrower under the Loan Documents:

        Section 6.1. Financial Statements and Collateral Reports. Borrower will furnish to Lender (a) a sales and collections report and accounts receivable aging schedule on a form acceptable to Lender within twenty-five (25) days after the end of each calendar month, which shall include, without limitation, a report of sales, credits issued, and collections received; (b) payables aging schedules within twenty-five (25) days after the end of each calendar month; (c) to the extent prepared by Borrower or reasonably requested by Lender, internally prepared monthly financial statements for Borrower, certified by the chief financial officer of Borrower, within forty-five (45) days of the end of each calendar month, accompanied by management analysis and actual vs. budget variance reports for each nursing home generating Accounts; (d) to the extent prepared by Borrower, annual projections, profit and loss statements, balance sheets, and cash flow reports (prepared on a monthly basis) for the succeeding fiscal year within thirty (30) days before the end of each of Borrower's fiscal years; (e) internally prepared annual financial statements for Borrower within sixty (60) days after the end of each of Borrower's fiscal years; (1) annual audited financial statements for Borrower prepared by Deloitte & Touche, or another firm of independent public accountants satisfactory to Lender, within one hundred fifty (150) days after the end of each of Borrower's fiscal years; (g) promptly upon receipt thereof, copies of any reports submitted to Borrower by the independent accountants in connection with any interim audit of the books of Borrower and copies of each management control letter provided to Borrower by independent accountants; (h) as soon as available, copies of all financial statements and notices provided by Borrower to all of its stockholders; and (i) such additional information, reports or statements as Lender may from time to time request. Annual financial statements shall set forth in comparative form figures for the corresponding periods in the prior fiscal year. All financial statements shall include a balance sheet and statement of earnings and shall be prepared in accordance with GAAP.

        Section 6.2. Payments Under this Agreement. Borrower will make all payments of principal, interest, fees, and all other payments required under this Agreement and under the Loan, and under any other agreements with Lender to which Borrower is a party, as and when due.

        Section 6.3. Existence, Good Standing and Compliance with Laws. Borrower will do or cause to be done all things necessary (a) to obtain and keep in full force and effect all corporate existence, rights, licenses, privileges, and franchises of Borrower necessary to the ownership of its property or the conduct of its business, and comply with all applicable current and future laws, ordinances, rules, regulations, orders and decrees of any Governmental Authority having or claiming jurisdiction over Borrower; and (b) to maintain and protect the properties used or useful in the conduct of the operations of Borrower, in a prudent manner, including, without limitation, the maintenance at all times of such insurance upon its insurable property and operations as required by law or by Section 6.7.

        Section 6.4. Legality. The making of the Loan and each disbursement or advance under the Loan shall not be subject to any penalty or special tax, shall not be prohibited by any governmental order or regulation applicable to Borrower, and shall not violate any rule or regulation of any Governmental Authority, and necessary consents, approvals and authorizations of any Governmental Authority to or of any such disbursement or advance shall have been obtained.

        Section 6.5. Lender's Satisfaction. All instruments and legal documents and proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Lender and its counsel, and Lender shall have received all documents, including records of corporate proceedings and opinions of counsel, which Lender may have requested in connection therewith.

        Section 6.6. Taxes and Charges. Borrower will timely file all tax reports and pay and discharge all taxes, assessments and governmental charges or levies imposed upon Borrower, or its income or profits or upon its properties or any part thereof, before the same shall be in default and before the date on which penalties attach thereto, as well as all lawful claims for labor, material, supplies or otherwise which, if unpaid, might become a lien or charge upon the properties or any part thereof of Borrower; provided, however, that Borrower shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith and by appropriate proceedings by Borrower, and Borrower shall have set aside on their books adequate reserve therefor; and provided further, that such deferment of payment is permissible only so long as Borrower's title to, and its right to use, the Collateral is not adversely affected thereby and Lender's lien and priority on the Collateral are not adversely affected, altered or impaired thereby.

        Section 6.7. Insurance. Borrower will carry adequate public liability and professional liability insurance with responsible companies reasonably satisfactory to Lender in such amounts and against such risks as is customarily maintained by similar businesses and by owners of similar property in the same general area. Lender and Borrower agree that the liability insurance coverages and terms approved by Lender in connection with the Real Estate Loan Documents shall be satisfactory to Lender to the extent that such coverages and terms apply to the facilities subject to this Agreement.

        Section 6.8. General Information. Borrower will furnish to Lender such information as Lender may, from time to time, reasonably request with respect to the business or financial affairs of Borrower, and permit any officer, employee or agent of Lender to visit and inspect any of the properties, to examine the minute books, books of account and other records, including management letters prepared by Borrower's auditors, of Borrower, and make copies thereof or extracts therefrom, and to discuss its and their business affairs, finances and accounts with, and be advised as to the same by, the accountants and officers of Borrower, all at such times and as often as Lender may reasonably require.

        Section 6.9. Maintenance of Property. Borrower will maintain, keep and preserve all of its properties in good repair, working order and condition and from time to time make all necessary repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly conducted at all times.

        Section 6.10. Notification of Events of Default and Adverse Developments. Borrower promptly will notify Lender upon the occurrence of: (a) any Event of Default; (b) any event which, with the giving of notice or lapse of time, or both, could constitute an Event of Default; (c) any event, development or circumstance whereby the financial statements previously furnished to Lender fail in any material respect to present fairly, in accordance with GAAP, the financial condition and operational results of Borrower; (d) any judicial, administrative or arbitration proceeding pending against Borrower, and any judicial or administrative proceeding known by Borrower to be threatened against it which, if adversely decided, could have a Material Adverse Effect; (e) any default claimed by any other creditor for Borrowed Money of Borrower other than Lender; and (f) any other development in the business or affairs of Borrower which may be materially adverse; in each case describing the nature of the event or development. In the case of notification under clauses (a) and (b), Borrower should set forth the action Borrower proposes to take with respect to such event.

        Section 6.11. Employee Benefit Plans. Borrower will (a) comply with the funding requirements of ERISA with respect to the Plans for its employees, or will promptly satisfy any accumulated funding deficiency that arises under Section 302 of ERISA; (b) furnish Lender, promptly after filing the same, with copies of all reports or other statements filed with the United States Department of Labor, the Pension Benefit Guaranty Corporation, or the Internal Revenue Service with respect to all Plans, or which Borrower, or any member of a Controlled Group, may receive from such Governmental Authority with respect to any such Plans, and (c) promptly advise Lender of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Plan and the action which Borrower proposes to take with respect thereto. Borrower will make all contributions when due with respect to any multi-employer pension plan in which it participates and will promptly advise Lender: (i) upon its receipt of notice of the assertion against Borrower of a claim for withdrawal liability; (ii) upon the occurrence of any event which could trigger the assertion of a claim for withdrawal liability against Borrower; and (iii) upon the occurrence of any event which would place Borrower in a Controlled Group as a result of which any member (including Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

        Section 6.12. Financing Statements. Borrower shall provide to Lender evidence satisfactory to Lender as to the due recording of termination statements, releases of collateral, and Forms UCC-3, and shall cause to be recorded financing statements on Form UCC-1, duly executed by Borrower and Lender, in all places necessary to release all existing security interests and other liens in the Collateral (other than as permitted by this Agreement) and to perfect and protect Lender's first priority lien and security interest in the Collateral, as Lender may request.

        Section 6.13. Financial Records. Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP.

        Section 6.14. Collection of Accounts. Borrower shall continue to collect its Accounts in the ordinary course of business.

        Section 6.15. Places of Business. Borrower shall give thirty (30) days' prior written notice to Lender of any change in the location of any of its places of business, of the places where its records concerning its Accounts are kept, of the places where the Collateral is kept, or of the establishment of any new, or the discontinuance of any existing, places of business.

        Section 6.16. Business Conducted. Borrower shall continue in the business currently conducted by it using its best efforts to maintain its customers and goodwill. Borrower shall not engage, directly or indirectly, in any line of business substantially different from the business conducted by it immediately before the Closing Date, or engage in business or lines of business which are not reasonably related thereto.

        Section 6.17. Litigation and Other Proceedings. Borrower shall give prompt notice to Lender of any litigation, arbitration, or other proceeding before any Governmental Authority against or affecting Borrower where the matter, if decided adversely to Borrower, could have a Material Adverse Effect.

        Section 6.18. Bank Accounts. Borrower shall assign to Lender all of its depository and disbursement accounts into which collections of Accounts are deposited.

        Section 6.19. Submission of Collateral Documents. Borrower will, on demand of Lender, make available to Lender copies of shipping and delivery receipts evidencing the shipment of goods that gave rise to an Account, medical records, insurance verification forms, assignment of benefits, in-take forms or other proof of the satisfactory performance of services that gave rise to an Account, a copy of the claim or invoice for each Account and copies of any written contract or order from which the Account arose. Borrower shall promptly notify Lender if an Account becomes evidenced or secured by an instrument or chattel paper and upon request of Lender, will promptly deliver any such instrument or chattel paper to Lender.

        Section 6.20. Licensure; Medicaid/Medicare Cost Reports. Borrower will maintain all certificates of need, provider numbers and licenses necessary to conduct its business as currently conducted, and take any steps required to comply with any such new or additional requirements that may be imposed on providers of medical products and Medical Services. If required, all Medicaid/Medicare cost reports will be properly filed.

        Section 6.21. Officer's Certificates. Together with the monthly financial statements delivered pursuant to clause (c) of Section 6.1, and together with the audited annual financial statements delivered pursuant to clause (f) of that Section, Borrower shall deliver to Lender a certificate of its chief financial officer, in the form attached hereto as Schedule 6.21 and:

        (a)   Setting forth the information (including detailed calculations) required to establish whether Borrower is in compliance with the requirements of Articles VI and VII as of the end of the period covered by the financial statements then being furnished; and

        (b)   Stating that the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the income statements being delivered to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes an Event of Default or which is then, or with the passage of time or giving of notice or both, could become an Event of Default, and if any such condition or event existed during such period or now exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

        Section 6.22. Visits and Inspections. Borrower agrees to permit representatives of Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the properties of Borrower, and to inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, Borrower's business, assets, liabilities, financial condition, business prospects and results of operations.

        Section 6.23. Right of First Refusal.

        (a)   Borrower hereby agrees that if at any time it or any of its now existing or hereafter created affiliates (for the purposes of this Section 6.23, any or all of which shall constitute "Borrower") receives from a third party a commitment, or Borrower makes a proposal substantially acceptable to or accepted by a Person (all of the foregoing being referred to as an "Offer"), which Offer provides for permanent financing, long-term financing, short-term financing, cash flow financing, working capital financing, accounts receivable financing, real estate financing, inventory or equipment financing, financing secured in whole or in part by assets (tangible or intangible) or personal property of Borrower, or sale/leaseback financing (the "Financing"), Borrower shall forward the Offer to Lender.

        (b)   Lender shall have fifteen (15) days after receipt of the Offer (the "Option Period') to agree to provide financing substantially equal to or better than the Financing in the place of such Person upon the terms and conditions set forth in the Offer and to notify Borrower in writing of Lender's acceptance of the Offer (the "Acceptance Notice"). If Borrower has not received an Acceptance Notice within the Option Period, Borrower shall be free to consummate the Financing with the Person.

        (c)   If the Financing is not consummated under similar terms with such Person during the ninety (90) day period following the expiration of the Option Period, or if any material term of the Financing is changed, Borrower may not consummate the Financing without again complying with this Section 6.23.

        (d)   For purposes of this Section 6.23, the term "Lender" shall mean and include any of General Electric Capital Corporation, GE Healthcare Financial Services, Inc., or any parent, subsidiary or affiliate of any of such entities.

        (e)   If Borrower pays in full the outstanding balance of the Loan from the proceeds of a Financing, and if Borrower has complied with this Section 6.23 with respect to such Financing, then the

Lender's rights under this Section 6.23 shall terminate upon such receipt of such payment in full. If Borrower pays in full the outstanding balance of the Loan without using, directly or indirectly, the proceeds of a Financing, then the Lender's rights under this Section 6.23 shall survive with respect to Offers made or received for a period of one year from the date of such payment in full, and shall terminate upon the expiration of such one-year period.

        (f)    Nothing in this Section 6.23 shall entitle Borrower, nor shall Borrower be entitled, to repay the Loan in full unless and until the loan evidenced by the Real Estate Loan Documents has been repaid in full.

ARTICLE VII
NEGATIVE COVENANTS

        Borrower covenants and agrees that so long as Borrower may borrow under this Agreement and until payment in full of the Note and performance of all other obligations of Borrower under the Loan Documents:

        Section 7.1. Borrowing. Borrower will not create, incur, assume or suffer to exist any liability for Borrowed Money except: (a) indebtedness to Lender; (b) indebtedness of Borrower secured by mortgages, encumbrances or liens expressly permitted by Section 7.3; (c) accounts payable to trade creditors and current operating expenses (other than for borrowed money) which are not aged more than one hundred twenty (120) days from the billing date (except that those accounts payable described in Schedule 7.1 may be aged up to the number of days set forth on Schedule 7.1 with respect thereto), in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings, and Borrower shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower and its independent accountants; and (d) borrowings (including without limitation capital leases) incurred in the ordinary course of its business, for furniture, fixtures, equipment, software and similar items and assets, and not exceeding $10,000,000 in the aggregate outstanding at any one time; provide, however, no such permitted borrowings shall be secured by a lien on any Accounts. Upon notice from Lender to Borrower of the existence of an Event of Default under this Agreement, Borrower will not make prepayments on any existing or future indebtedness for Borrowed Money to any Person (other than Lender, to the extent permitted by this Agreement or any subsequent agreement between Borrower and Lender).

        Section 7.2. Joint Ventures. Borrower will not invest directly or indirectly in any joint venture for any purpose without the prior written notice to, and the prior written consent of, Lender, which consent shall not be unreasonably withheld.

        Section 7.3. Liens and Encumbrances. Borrower will not create, incur, assume or suffer to exist any mortgage, pledge, lien or other encumbrance of any kind (including the charge upon property purchased under a conditional sale or other title retention agreement) upon, or any security interest in, any of its Collateral, whether now owned or hereafter acquired, other than Permitted Liens.

        Section 7.4. Restriction on Fundamental Changes; No Change in Operation or Control. Except as permitted under this Section 7.4, Borrower will not: (a) enter into any transaction of merger or consolidation; (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (c) except as permitted under this Agreement or otherwise approved by Lender (which approval will not be unreasonably withheld or delayed) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, any of its assets, or the capital stock of any subsidiary of Borrower, whether now owned or hereafter acquired. Notwithstanding the foregoing or any other provision of this Agreement or the Loan Documents to the contrary, nothing contained herein or in any of the Loan Documents shall prevent the transfer of an ownership interest in Ensign as a result of or in connection with any of the following:

        (i)    Private Placements. Any sale, conveyance, transfer or new issuance of equity or other interests in Ensign to a third Person (as defined below), which third Person must be reasonably acceptable to Lender, in a bona fide arm's-length transaction as part of the current and ongoing capitalization of Ensign, which does not result in a Change in Control, so long as (a) Ensign provides written notice of any such transaction to Lender (which notice shall include the name of the purchaser and the percentage of ownership purchased), (b) the proceeds of such transaction are used only for proper corporate purposes, and (c) the then-current officers and a majority of the then-current directors remain as officers and directors of Ensign immediately following such transaction.

        (ii)   Public Offering. Any sale, conveyance, transfer or new issuance of equity or other interests in Ensign to a third Person occurring in connection with a public offering of Ensign's stock which (a) constitutes a bona fide public distribution of such stock pursuant to a firm commitment underwriting or a plan of distribution registered under the Securities Act of 1933 and (b) results in such stock being listed for trading on the American Stock Exchange or the New York Stock Exchange, authorized for quotation on the NASDAQ National Market, or listed or authorized for quotation on another national or regional stock exchange immediately upon the completion of such public offering. In addition, so long as such stock of Ensign is listed for trading on any such exchange or authorized for quotation on such market, the transfer or exchange of such stock over such exchange or market shall not be prohibited hereunder unless the same (whether in one transaction or in any step or series of transactions) results, directly or indirectly, in a Change of Control of Ensign as a result of a tender or similar offer to acquire a substantial majority of the issued and outstanding securities of Ensign.

        (iii)  As used in this Section 7.2, "Change in Control" shall mean a change (voluntary or involuntary, by operation of law or otherwise) in the Person or Persons which directly or indirectly control Ensign as of the date hereof, as described in subparagraphs (A) through (D) below:

        (A)  any Person is or becomes the Beneficial Owner, directly or indirectly, of securities (or other equity interests) of Ensign representing thirty-five percent (35%) or more of the combined voting power of the then-outstanding securities (or equity interests) of Ensign (but not in the case of any such Person who, as of the date of this Agreement, holds such thirty-five percent (35%) interest); or

        (B)  the stockholders (or holders of equity interests) of Ensign approve a merger or consolidation of Ensign with any other corporation (or other entity), other than as part of a corporate restructuring which does not result in a material (i.e., thirty-five percent (35%) or more) change in the ultimate stockholders (or holders of equity interests) of Ensign; or

        (C)  the stockholders (or holders of voting equity interests) of Ensign approve a plan of complete liquidation of Ensign or an agreement for the sale or disposition by Ensign of all or substantially all of the assets of Ensign; or

        (D)  the creation or issuance of new stock (or other voting equity interests), other than stock or stock option grants to employees, officers and directors of Ensign, in one or a series of transactions by which an aggregate of more than fifty percent (50%) of the stock (or other voting equity interests) of Ensign shall be vested in a party or parties who are not stockholders (or holders of voting equity interests) of Ensign as of the date of this Agreement.

        (iv)  For purposes of this Section 7.4, the term "Person" shall have the meaning ascribed thereto in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        (v)   For purposes of this Section 7.4, the term "Beneficial Owner" shall have the meaning ascribed thereto in Rule 13d-3 of the Exchange Act.

        Consistent with the foregoing, until the Obligations are repaid in full, none of the entities comprising Borrower shall transfer, assign, convey or grant to any other Person the right to operate or control any of the nursing homes listed on Schedule 4.15, whether by lease, sublease, management agreement, joint venture agreement or otherwise.

        Section 7.5. Sale and Leaseback. Borrower will not, directly or indirectly, enter into any arrangement whereby Borrower sells or transfers all or any part of its assets and thereupon and within one year thereafter rents or leases the assets so sold or transferred without prior written notice to and the prior written consent of Lender, which consent shall not be unreasonably withheld.

        Section 7.6. Dividends, Distributions and Management Fees. Upon notice from Lender to Borrower of the existence of an Event of Default under this Agreement, Borrower will not declare or pay any dividends or other distributions with respect to, purchase, redeem or otherwise acquire for value any of its outstanding stock now or hereafter outstanding, or return any capital of its stockholders, nor shall Borrower pay management fees or fees of a similar nature to any Person, except that Borrower may make intercompany transfers to Ensign Facility Services, Inc. to pay reasonable expenses incurred by Ensign Facility Services, Inc. in providing administrative and operating support services to Borrowers.

        Section 7.7. Loans. Borrower will not make loans or advances to any Person, other than (a) trade credit extended in the ordinary course of its business, (b) advances for business travel and similar temporary advances made in the ordinary course of business to officers, stockholders, directors, and employees and (c) loans or other extensions of credit to officers, stockholders, directors or employees, not exceeding $1,000,000 in the aggregate, to (i) promote legitimate corporate purposes (including, but not limited to, long-term relocation assistance) and (ii) fund the exercise of stock option or other purchases of shares in Ensign

        Section 7.8. Contingent Liabilities. Borrower will not assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

        Section 7.9. Subsidiaries. Borrower will not form any subsidiary, or make any investment in or any loan in the nature of an investment to, any other Person without Lender's prior written consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Borrower shall have the right to form and fund such operating, holding and other subsidiaries as Borrower may deem necessary or appropriate to expand and carry out its business.

        Section 7.10. Compliance with ERISA. Borrower will not permit with respect to any Plan covered by Title IV of ERISA any Prohibited Transaction or any Reportable Event.

        Section 7.11. Certificates of Need. Borrower will not amend, alter or suspend or terminate or make provisional in any material way, any certificate of need or provider number without the prior written consent of Lender, which consent shall not be unreasonably withheld.

        Section 7.12. Transactions with Affiliates. Borrower will not enter into any transaction, including, without limitation, the purchase, sale, or exchange of property, or the loaning or giving of funds to any Affiliate or subsidiary, except as permitted in Section 7.9 or in the ordinary course of business and pursuant to the reasonable requirements of Borrower's business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm's length transaction with any Person not an Affiliate or subsidiary, and so long as the transaction is not otherwise prohibited under this Agreement. For purposes of the foregoing, Lender consents to the transactions described on Schedule 7.12.

        Section 7.13. Use of Lender's Name. Borrower will not use Lender's name (or the name of any of Lender's affiliates) in connection with any of its business operations. Borrower may disclose to third parties that Borrower has a borrowing relationship with Lender. Nothing contained in this Agreement is intended to permit or authorize Borrower to make any contract on behalf of Lender.

        Section 7.14. Change in Capital Structure. Except (i) as permitted under Section 7.4 and (ii) in connection with the operation and administration of Ensign's 2001 Stock Option, Deferred Stock and Restricted Stock Plan, there shall occur no material change in the ownership of Borrower's capital stock or in Borrower's capital structure.

        Section 7.15. Contracts and Agreements. Borrower will not become or be a party to any contract or agreement which would breach this Agreement, or breach any other instrument, agreement, or document to which Borrower is a party or by which it is or may be bound.

        Section 7.16. Margin Stock. Borrower will not carry or purchase any "margin security" within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System.

        Section 7.17. Truth of Statements and Certificates. Borrower will not furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

        Section 7.18. Census. With respect to any twelve (12) month period during the Term, Borrower will not allow the average patient census for all of the nursing homes listed on Schedule 4.15(b), when taken as a whole for such 12-month period, to fall below the average patient census shown on Schedule 4.15(b) in an amount that has a materially adverse effect on Borrower's business or operations.

ARTICLE VIII
EVENTS OF DEFAULT

        Section 8.1. Events of Default. Each of the following (individually, an "Event of Default" and collectively, the "Events of Default") shall constitute an event of default under this Agreement:

        (a)   A default in the payment of any installment of principal of, or interest upon, the Note when due and payable, whether at maturity or otherwise, or any breach of Section 2.3, which default or breach, as applicable, shall have continued unremedied for a period of five (5) days after written notice of the default or breach from Lender to Borrower;

        (b)   A default in the payment of any other charges, fees, or other monetary obligations owing to Lender arising out of or incurred in connection with this Agreement when such payment is due and payable, which default shall have continued unremedied for a period of five (5) days after written notice of the default from Lender to Borrower;

        (c)   A default in the due observance or performance by Borrower of any other term, covenant or agreement contained in any of the Loan Documents, which default shall have continued unremedied for a period of ten (10) days after written notice of the default from Lender to Borrower;

        (d)   Any representation or warranty made by Borrower in this Agreement or in any of the other Loan Documents, any financial statement, or any statement or representation made in any other certificate, report or opinion delivered in connection with this Agreement or the other Loan Documents proves to have been incorrect or misleading in any material respect when made, which default shall have continued unremedied for a period of ten (10) days after written notice of the default from Lender to Borrower, provided that if the nature of the default is such that it cannot reasonably be cured within such ten (10) day period, then, so long as Borrower has commenced its cure within such ten (10) day period and continues to diligently prosecute such cure, Borrower shall have such additional time, not to exceed sixty (60) days, as is necessary to complete such cure;

        (e)   Any material obligation of Borrower (other than its Obligations under this Agreement) for the payment of Borrowed Money is not paid when due or within any applicable grace period, or such obligation becomes or is declared to be due and payable before the expressed maturity of the obligation;

        (f)    Borrower makes an assignment for the benefit of creditors, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter conducted by Borrower;

        (g)   (i) Borrower files a petition in bankruptcy, (ii) Borrower is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver of or any trustee for itself or any substantial part of its property, (iii) Borrower commences any proceeding relating to itself under any reorganization, arrangement, readjustment or debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (iv) any such proceeding is commenced against Borrower and such proceeding remains undismissed for a period of sixty (60) days, (v) Borrower by any act indicates its consent to, approval of, or acquiescence in, any such proceeding or the appointment of any receiver of or any trustee for a Borrower or any substantial part of its property, or suffers any such receivership or trusteeship to continue undischarged for a period of sixty (60) days;

        (h)   One or more final judgments against Borrower or attachments against its property not fully and unconditionally covered by insurance shall be rendered by a court of record and shall remain unpaid, unstayed on appeal, undischarged, unbonded and undismissed for a period of ten (10) days;

        (i)    A Reportable Event which might constitute grounds for termination of any Plan covered by Title IV of ERISA or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan or for the entry of a lien or encumbrance to secure any deficiency, has occurred and is continuing thirty (30) days after its occurrence, or any such Plan is terminated, or a trustee is appointed by an appropriate United States District Court to administer any such Plan, or the Pension Benefit Guaranty Corporation institutes proceedings to terminate any such Plan or to appoint a trustee to administer any such Plan, or a lien or encumbrance is entered to secure any deficiency or claim;

        (j)    Except as permitted by Section 7.4, any outstanding stock of Borrower is sold or otherwise transferred by the Person owning such stock on the date of this Agreement;

        (k)   There shall occur any uninsured damage to or loss, theft or destruction of any portion of the Collateral that could materially adversely affect the Collateral;

        (l)    An Event of Default (as defined in any of the Affiliated Loan Documents) shall have occurred under any of the Affiliated Loan Documents;

        (m)  Borrower breaches or violates the terms of, or a default or an event which could, whether with notice or the passage of time, or both, constitute a default, occurs under any other existing or future agreement (related or unrelated) between Borrower and Lender, and Borrower fails to timely cure such breach, violation or default following notice (if required) and any grace or permitted cure period (if applicable);

        (n)   Upon the issuance of any execution or distraint process against Borrower or any of its property or assets;

        (o)   Borrower ceases any material portion of its business operations as currently conducted without first obtaining Lender's consent, which shall not be unreasonably withheld or delayed;

        (p)   Any indication or evidence is received by Lender that Borrower may have directly or indirectly been engaged in any type of activity which, in Lender's discretion, may result in the forfeiture of any property of Borrower to any Governmental Authority, which default shall have continued unremedied for a period of ten (10) days after written notice from Lender;

        (q)   Borrower or any Affiliate of Borrower, shall challenge or contest, in any action, suit or proceeding, the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or the enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender;

        (r)   Borrower shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Collateral; or

        (s)   There shall occur a material adverse change in the financial condition or business prospects of Borrower, or if Lender in good faith deems itself insecure as a result of acts or events bearing upon the financial condition of Borrower or the repayment of the Note, which default shall have continued unremedied for a period of ten (10) days after written notice from Lender.

        Section 8.2. Acceleration. Upon the occurrence of any of the foregoing Events of Default, the Note shall become and be immediately due and payable upon declaration to that effect delivered by Lender to Borrower; provided, however, that, upon the happening of any event specified in Section 8.1(g), the Note shall be immediately due and payable without declaration or other notice to Borrower.

        Section 8.3. Remedies.

        (a)   Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Loan Documents, Lender, in addition to all other rights, options, and remedies granted to Lender under this Agreement, or under the Affiliated Loan Documents, or at law or in equity, may take any of the following steps (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

        (i)    Terminate the Loan, whereupon all outstanding Obligations shall be immediately due and payable;

        (ii)   Exercise all other rights granted to it under this Agreement and all rights under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; and

        (iii)  Exercise all rights and remedies under all Loan Documents now or hereafter in effect, including, without limitation:

        (A)  The right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

        (B)  The right to (by its own means or with judicial assistance) enter any of Borrower's premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (C) below, without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action;

        (C)  The right to require Borrower at Borrower's expense to assemble all or any part of the Collateral and make it available to Lender at any place designated by Lender; and

        (D)  The right to reduce the Maximum Loan Amount or to use the Collateral and/or funds in the Concentration Account in amounts up to the Maximum Loan Amount for any reason.

        (b)   Borrower agrees that a notice received by it at least five (5) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. At any sale or disposition of Collateral, Lender may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrower, which right is hereby waived and released. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender's exercise of its rights and remedies with respect to the Collateral.

        Section 8.4. Nature of Remedies. Lender shall have the right to proceed against all or any portion of the Collateral to satisfy in any order (a) the liabilities and Obligations of Borrower, Guarantor and their respective Affiliates or any Affiliate of Lender under this Agreement or any other loan documents evidencing financings provided to Borrower, or (b) the liabilities and obligations of Borrower, Guarantor and their respective Affiliates to Lender under the Affiliated Loan Documents. All rights and remedies granted Lender under this Agreement and under any agreement referred to in this Agreement, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until the Loans, and all other existing and future liabilities and obligations of Borrower to Lender, are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon the occurrence of an Event of Default, may proceed against Borrower, and/or the Collateral, at any time, under any agreement, with any available remedy and in any order.

ARTICLE IX
MISCELLANEOUS

        Section 9.1. Expenses and Taxes.

        (a)   Borrower agrees to pay a reasonable documentation preparation fee, together with actual audit and appraisal fees and all other out-of-pocket charges and expenses incurred by Lender in connection with the negotiation, preparation, legal review and execution of each of the Loan Documents, including, without limitation, UCC and judgment lien searches and UCC filings and fees for post-closing UCC and judgment lien searches. In addition, Borrower shall pay all such fees associated with any amendments to the Loan Documents following the Closing Date.

        (b)   Borrower also agrees to pay all charges and expenses incurred by Lender (including the fees and expenses of Lender's in-house and outside counsel) in connection with the enforcement, protection, preservation, administration or monitoring of any right or claim of Lender, any of the Collateral, and the collection of any amounts due under the Loan Documents. If Lender uses in-house legal counsel and/or auditors for any of these purposes, Borrower further agrees that its Obligations under the Loan Documents include reasonable charges for such legal work commensurate with the fees that would otherwise be charged by outside legal counsel or audit firm (as the case may be) selected by Lender for the work performed. Notwithstanding the foregoing, and provided no Event of Default has occurred, has been duly noticed by Lender to Borrower (if notice is required) and is continuing, Lender shall agree to limit fees charged for its auditors and legal counsel in the circumstances described below as follows:

        (i)    In connection with audits conducted with respect to Collateral and Facilities subject to this Agreement as of the date hereof, Lender shall limit audit fees to $20,000.00 in the aggregate per year, plus expenses. For each Facility added on or after the date hereof, this annual audit fee limitation shall be increased by $250, with the amount of audit fees payable for the year in which the facility is added to be prorated based on the number of quarterly audits remaining in the year to be performed after the Facility's addition;

        (ii)   in connection with audits conducted with respect to the addition of proposed new Borrowers, new Facilities and new Collateral to this Agreement, Lender shall limit audit fees to $2,500.00 per each new Facility provided Borrower delivers all relevant books, records and other information required by Lender in its sole discretion to perform a desk review of such new Facility; and

        (iii)  in connection with legal services conducted with respect to the preparation of additional Loan Documents required for the addition of proposed new Borrowers, new Facilities and new Collateral to this Agreement, Lender shall limit legal fees charged to Borrower to $2,500.00 per each new Facility provided: (A) Borrower delivers to Lender all relevant books, records, corporate organizational documents, lease agreements, purchase agreements and other information required by Lender in its sole discretion to prepare the appropriate loan documentation, UCC financing statements, estoppel certificates and other agreements and documents required to effectuate such amendment, (B) Lender has no need for the services of outside counsel, (C) the Facility to be added is not the subject of any bankruptcy or insolvency proceeding; provided however that for any Facility to be added which is the subject of any bankruptcy or insolvency proceeding, the legal fees charged to add such Facility shall not exceed $3,500.00 per Facility, (D) in Lender's reasonable opinion, no additional legal services are required for the addition of the proposed new Facility beyond the preparation and negotiation of an amendment to the Note and Loan Agreement substantially in the form of the amendments previously entered into between Borrower and Lender, the preparation and filing of UCC financing statements, the review of corporate documentation of the proposed new Borrower, and the preparation of intercreditor agreements and of estoppel certificates, and (E) in Lender's reasonable opinion the proposed transaction is not complex or complicated. Lender agrees to use its best efforts to contain its legal costs for transactions that do not fit the criteria described in this subparagraph (3).

        (c)   Borrower shall pay all taxes (other than taxes based upon or measured by Lender's income or revenues or any personal property tax), if any, in connection with the issuance of the Note and the recording of the security documents therefor. The obligations of Borrower under this clause (c) shall survive the payment of Borrower's indebtedness under this Agreement and the termination of this Agreement.

        Section 9.2. Entire Agreement; Amendments. This Agreement and the other Loan Documents constitute the full and entire understanding and agreement among the parties with regard to their subject matter and supersede all prior written or oral agreements, understandings, representations and warranties made with respect thereto. No amendment, supplement or modification of this Agreement nor any waiver of any provision thereof shall be made except in writing executed by the party against whom enforcement is sought.

        Section 9.3. No Waiver; Cumulative Rights. No waiver by any party to this Agreement of any one or more defaults by the other party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to any party to this Agreement at law, in equity or otherwise.

        Section 9.4. Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and personally delivered, mailed by registered or certified mail (return receipt requested and postage prepaid), sent by facsimile (with a confirming copy sent by regular mail), or sent by prepaid overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice under this Agreement:

(a)
If to Lender, at:

    General Electric Capital Corporation
    c/o GE Healthcare Financial Services
    2 Bethesda Metro Center, Suite 600
    Bethesda, Maryland 20814
    Attention: General Counsel
    Phone: (301) 961-1640
    Facsimile: (301) 664-9866

(b)
If to Borrower, at:

    The Ensign Group, Inc.
    27101 Puerta Real, Suite 450
    Mission Viejo, CA 92691
    Attention: General Counsel
    Phone: (949) 487-9500
    Facsimile: (949) 540-3002

With a copy to:

    The Ensign Group, Inc.
    27101 Puerta Real, Suite 450
    Mission Viejo, CA 92691
    Attention: Chief Financial Officer
    Phone: (949) 487-9500
    Facsimile: (949) 487-9400

        If mailed, notice shall be deemed to be given five (5) days after being sent, and if sent by personal delivery, telecopier or prepaid courier, notice shall be deemed to be given when delivered.

        Section 9.5. Severability. If any term, covenant or condition of this Agreement, or the application of such term, covenant or condition to any party or circumstance shall be found by a court of competent jurisdiction to be, to any extent, invalid or unenforceable, the remainder of this Agreement and the application of such term, covenant, or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition shall be valid and enforced to the fullest extent permitted by law. Upon determination that any such term is invalid, illegal or unenforceable, Lender may, but is not obligated to, advance funds to Borrower under this Agreement until the parties to this Agreement amend this Agreement so as to effect the original intent of the parties as closely as possible in a valid and enforceable manner.

        Section 9.6. Successors and Assigns. This Agreement, the Note, and the other Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns. Notwithstanding the foregoing, Borrower may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Lender, which may be withheld in its sole discretion. Lender may sell, assign, transfer, or participate any or all of its rights or obligations under this Agreement without notice to or consent of Borrower.

        Section 9.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one instrument.

        Section 9.8. Interpretation. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any party because that party or its legal representative drafted that provision. The titles of the paragraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Any pronoun used in this Agreement shall be deemed to include singular and plural and masculine, feminine and neuter gender as the case may be. The words "herein," "hereof," and "hereunder" shall be deemed to refer to this entire Agreement, except as the context otherwise requires.

        Section 9.9. Survival of Terms. All covenants, agreements, representations and warranties made in this Agreement, any other Loan Document, and in any certificates and other instruments delivered in connection with this Agreement shall be considered to have been relied upon by Lender and shall survive the making by Lender of the Loans contemplated by this Agreement and the execution and delivery to Lender of the Note, and shall continue in full force and effect until all liabilities and obligations of Borrower to Lender are satisfied in full.

        Section 9.10. Release of Lender. Borrower releases Lender, its officers, employees, and agents, of and from any claims for loss or damage resulting from acts or conduct of any or all of them, unless caused by Lender's recklessness, gross negligence, or willful misconduct.

        Section 9.11. Time. Whenever Borrower is required to make any payment or perform any act on a Saturday, Sunday, or a legal holiday under the laws of the State of Maryland (or other jurisdiction where Borrower is required to make the payment or perform the act), the payment may be made or the act performed on the next Business Day. Time is of the essence in Borrower's performance under this Agreement and all other Loan Documents.

        Section 9.12. Commissions. The transaction contemplated by this Agreement was brought about by Lender and Borrower acting as principals and without any brokers, agents, or finders being the effective procuring cause. Borrower represents that it has not committed Lender to the payment of any brokerage fee, commission, or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder, or agent or other person, Borrower will indemnify, defend, and hold Lender harmless from and against the claim and will defend any action to recover on that claim, at Borrower's cost and expense, including Lender's counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in Lender's favor, the amount demanded will be deemed a liability of Borrower under this Agreement, secured by the Collateral.

        Section 9.13. Third Parties. No rights are intended to be created under this Agreement or under any other Loan Document for the benefit of any third party donee, creditor, or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower's duty of performance, including, without limitation, Borrower's duties under any account or contract in which Lender has a security interest.

        Section 9.14. Discharge of Borrower's Obligations. Lender, in its sole discretion, shall have the right at any time, and from time to time, without prior notice to Borrower if Borrower fails to do so, to: (a) obtain insurance covering any of the Collateral as required under this Agreement; (b) pay for the performance of any of Borrower's obligations under this Agreement; (c) discharge taxes, liens, security interests, or other encumbrances at any time levied or placed on any of the Collateral in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (d) pay for the maintenance and preservation of any of the Collateral. Expenses and advances shall be added to the Loan, until reimbursed to Lender and shall be secured by the Collateral. Any such payments and advances by Lender shall not be construed as a waiver by Lender of an Event of Default.

        Section 9.15. Information to Participants. Lender may divulge to any participant it may obtain in the Loan, or any portion of the Loan, all information, and furnish to such participant copies of reports, financial statements, certificates, and documents obtained under any provision of this Agreement or any other Loan Document.

        Section 9.16. Indemnity. Borrower hereby agrees to indemnify and hold harmless Lender, its partners, officers, agents and employees (collectively, "Indemnitee") from and against any liability, loss, cost, expense, claim, damage, suit, action or proceeding ever suffered or incurred by Lender (including reasonable attorneys' fees and expenses) arising from Borrower's failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under this Agreement, or from the breach of any of the representations or warranties contained in Article IV of this Agreement. In addition, Borrower shall defend Indemnitee against and save it harmless from all claims of any Person with respect to the Collateral. Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this Section 9.16 shall survive the payment in full of the Obligations and the termination of this Agreement.

        SECTION 9.17. CHOICE OF LAW; CONSENT TO JURISDICTION. THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE NOTE IS COMMENCED BY LENDER IN THE STATE COURTS OF THE STATE OF MARYLAND OR IN THE U.S. DISTRICT COURT FOR THE DISTRICT OF MARYLAND, BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF MARYLAND. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS DESCRIBED IN SECTION 9.4.

        SECTION 9.18. WAIVER OF TRIAL BY JURY. BORROWER HEREBY (A) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY BORROWER, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED AND REQUESTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES TO THIS AGREEMENT, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF BORROWER'S WAIVER OF THE RIGHT TO JURY TRIAL. FURTHER, BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF LENDER (INCLUDING LENDER'S COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO BORROWER THAT LENDER WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

        SECTION 9.19. CONFESSION OF JUDGMENT. BORROWER AUTHORIZES ANY ATTORNEY ADMITTED TO PRACTICE BEFORE ANY COURT OF RECORD IN THE

UNITED STATES OR THE CLERK OF SUCH COURT TO APPEAR ON BEHALF OF BORROWER IN ANY COURT IN ONE OR MORE PROCEEDINGS, OR BEFORE ANY CLERK THEREOF OF PROTHONOTARY OR OTHER COURT OFFICIAL, AND TO CONFESS JUDGMENT AGAINST BORROWER IN FAVOR OF LENDER IN THE FULL AMOUNT DUE ON THIS AGREEMENT (INCLUDING PRINCIPAL, ACCRUED INTEREST AND ANY AND ALL CHARGES, FEES AND COSTS) PLUS ATTORNEYS' FEES EQUAL TO FIFTEEN PERCENT (15%) OF THE AMOUNT DUE, PLUS COURT COSTS, ALL WITHOUT PRIOR NOTICE OR OPPORTUNITY OF BORROWER FOR PRIOR HEARING. BORROWER AGREES AND CONSENTS THAT VENUE AND JURISDICTION SHALL BE PROPER IN THE CIRCUIT COURT OF ANY COUNTY OF THE STATE OF MARYLAND OR OF BALTIMORE CITY, MARYLAND, OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND. BORROWER WAIVES THE BENEFIT OF ANY AND EVERY STATUTE, ORDINANCE, OR RULE OF COURT WHICH MAY BE LAWFULLY WAIVED CONFERRING UPON BORROWER ANY RIGHT OR PRIVILEGE OF EXEMPTION, HOMESTEAD RIGHTS, STAY OF EXECUTION, OR SUPPLEMENTARY PROCEEDINGS, OR OTHER RELIEF FROM THE ENFORCEMENT OR IMMEDIATE ENFORCEMENT OF A JUDGMENT OR RELATED PROCEEDINGS ON A JUDGMENT. THE AUTHORITY AND POWER TO APPEAR FOR AND ENTER JUDGMENT AGAINST BORROWER SHALL NOT BE EXHAUSTED BY ONE OR MORE EXERCISES THEREOF, OR BY ANY IMPERFECT EXERCISE THEREOF, AND SHALL NOT BE EXTINGUISHED BY ANY JUDGMENT ENTERED PURSUANT THERETO; SUCH AUTHORITY AND POWER MAY BE EXERCISED ON ONE OR MORE OCCASIONS FROM TIME TO TIME, IN THE SAME OR DIFFERENT JURISDICTIONS, AS OFTEN AS LENDER SHALL DEEM NECESSARY, CONVENIENT, OR PROPER.

        [SIGNATURES APPEAR ON FOLLOWING PAGES]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

ATTEST/WITNESS:		LENDER:
GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation By:
By:	/s/ STEPHANIE JENIFER	By:	/s/ JEFF ERHARDT
Name:	Stephanie Jenifer	Name:	Jeff Erhardt
Title:	Senior Closing Analyst	Title:	Authorized Signatory
BORROWER:
THE ENSIGN GROUP, INC., A Delaware corporation
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
ENSIGN HIGHLAND LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
ENSIGN WHITTIER WEST LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President

ATTEST/WITNESS:
ENSIGN WHITTIER EAST LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
ENSIGN SANTA ROSA LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
ENSIGN PANORAMA LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
ENSIGN SABINO LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President

ATTEST/WITNESS:
ENSIGN SAN DIMAS LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
ENSIGN MONTGOMERY LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
ENSIGN CLOVERDALE LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
ENSIGN PALM I LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President

ATTEST/WITNESS:
ENSIGN SONOMA LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:		By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
ENSIGN WILLITS LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:		By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
ENSIGN PLEASANTON LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:		By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
24th STREET HEALTHCARE ASSOCIATES LLC a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:		By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President

ATTEST/WITNESS:
GLENDALE HEALTHCARE ASSOCIATES LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
ATLANTIC MEMORIAL HEALTHCARE ASSOCIATES, INC., a Nevada corporation
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
ROSE PARK HEALTHCARE ASSOCIATES INC. a Nevada corporation
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
LEMON GROVE HEALTH ASSOCIATES LLC a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President

ATTEST/WITNESS:
PRESIDIO HEALTH ASSOCIATES LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
BELL VILLA CARE ASSOCIATES LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
DOWNEY COMMUNITY CARE LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
COSTA VICTORIA HEALTHCARE LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President

ATTEST/WITNESS:
WEST ESCONDIDO HEALTHCARE LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
REDBROOK HEALTHCARE ASSOCIATES LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
HB HEALTHCARE ASSOCIATES LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
NORTH MOUNTAIN HEALTHCARE LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President

ATTEST/WITNESS:
PARK WAVERLY HEALTHCARE LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
SUNLAND HEALTH ASSOCIATES LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
VISTA WOOD HEALTH ASSOCIATES LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
CITY HEIGHTS HEALTH ASSOCIATES LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President

ATTEST/WITNESS:
CLAREMONT FOOTHILLS HEALTH ASSOCIATES LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
C STREET HEALTH ASSOCIATES LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President
VICTORIA VENTURA HEALTH CARE LLC, a Nevada limited liability company
		By:	The Ensign Group, Inc., Its Sole Member
By:	/s/ ALAN J. NORMAN	By:	/s/ CHRISTOPHER R. CHRISTENSEN
Name:	Alan J. Norman	Name:	Christopher R. Christensen
Title:	Vice President	Title:	President

LIST of SCHEDULES

Schedule 1.39	—	Permitted Liens
Schedule 4.1	—	Subsidiaries
Schedule 4.5	—	Litigation
Schedule 4.13	—	Non-Compliance with Law
Schedule 4.14	—	Environmental Matters
Schedule 4.15	—	Places of Business with patient census
Schedule 4.16	—	Licenses
Schedule 4.17	—	Stock Ownership
Schedule 4.19	—	Borrowings and Guarantees
Schedule 4.20	—	Business Interruptions
Schedule 4.21	—	Trade Names
Schedule 4.22	—	Joint Ventures
Schedule 6.21	—	Officer's Certificate
Schedule 7.1	—	Account Payable in Excess of 120 Days
Schedule 7.12	—	Transactions with Affiliates

EXHIBIT A

Entities Comprising Borrower

1.	THE ENSIGN GROUP, INC.
2.	ENSIGN HIGHLAND LLC,
3.	ENSIGN WHITTIER WEST LLC
4.	ENSIGN WHITTIER EAST LLC
5.	ENSIGN SANTA ROSA LLC
6.	ENSIGN PANORAMA LLC
7.	ENSIGN SABINO LLC
8.	ENSIGN SAN DIMAS LLC
9.	ENSIGN MONTGOMERY LLC
10.	ENSIGN PALM I LLC
11.	ENSIGN SONOMA LLC
12.	ENSIGN CLOVERDALE LLC
13.	ENSIGN WILLITS LLC
14.	ENSIGN PLEASANTON LLC
15.	24th STREET HEALTHCARE ASSOCIATES LLC
16.	GLENDALE HEALTHCARE ASSOCIATES LLC
17.	ATLANTIC MEMORIAL HEALTHCARE ASSOCIATES, INC.
18.	ROSE PARK HEALTHCARE ASSOCIATES, INC.
19.	LEMON GROVE HEALTH ASSOCIATES LLC
20.	PRESIDIO HEALTH ASSOCIATES LLC
21.	BELL VILLA CARE ASSOCIATES LLC
22.	DOWNEY COMMUNITY CARE LLC
23.	COSTA VICTORIA HEALTHCARE LLC
24.	WEST ESCONDIDO HEALTHCARE LLC
25.	REDBROOK HEALTHCARE ASSOCIATES LLC
26.	HB HEALTHCARE ASSOCIATES LLC
27.	NORTH MOUNTAIN HEALTHCARE LLC
28.	PARK WAVERLY HEALTHCARE LLC
29.	SUNLAND HEALTH ASSOCIATES LLC
30.	VISTA WOODS HEALTH ASSOCIATES LLC
31.	CITY HEIGHTS HEALTH ASSOCIATES LLC
32.	CLAREMONT FOOTHILLS HEALTH ASSOCIATES LLC
33.	C STREET HEALTH ASSOCIATES LLC
34.	VICTORIA VENTURA HEALTHCARE LLC

EXHIBIT A

Updated Schedules to Loan Agreement
(Amendment 13)

Sched	Description	Matters Covered
1.38	Permitted Liens:	(i	)
Landlord's liens, both statutory and contractual, contained in or created by the various leases, security agreement, pledges and related documentation covering the locations described in Schedule 4.15, but only to the extent that such liens are contractually subordinated to Lender's liens and security interests pursuant to agreements between Lender and such landlords that are satisfactory to Lender

(ii	)
(a) The lien of the Deed of Trust and Assignment of Rents by and between Ensign Southland LLC as Trustor and Continental Wingate Associates, Inc. as Beneficiary, affecting the California Property and recorded January 30, 2001 at Document No. 01-0161647 in the office of the Los Angeles County Recorder, securing indebtedness in the original principal amount of $7,455,100, and (b) the lien of the Leasehold Deed of Trust with Assignment of Rents as Additional Security by and between Ensign Santa Rosa LLC as Trustor and Berryman Health, Inc. as Beneficiary, affecting the leasehold for Summerfield Convalescent Hospital and recorded September 22, 2000 at Document No. 2000096596 in the office of the Sonoma County Recorder, securing seller carryback indebtedness in the original principal amount of $252,413.44, as well as the corresponding Security Agreement dated July 1, 2000 covering the same obligations and assets and the accompanying UCC-1 filed September 11, 2000 at Document No. 0026260342 in the office of the California Secretary of State; and (c) the lien of the Deed of Trust and Assignment of Rents by and between Sky Holdings AZ LLC as Trustor and GCI Colter, Inc. as Beneficiary, affecting the Desert Sky Facility located at 5125 N. 58th Avenue, Glendale, Arizona, and recorded March 25, 2002 at Document No. 2002-0298119 in the office of the Maricopa County Recorder, securing indebtedness in the original principal amount of $1,649,265.31 (to be removed concurrently with the execution of this Amendment); (d) the lien of the Deed of Trust and Assignment of Rents by and between Terrace Holdings AZ LLC as Trustor and Living Centers-Rocky Mountain, Inc. as Beneficiary, affecting the Desert Terrace Facility located at 2509 N. 24th Street, Phoenix, Arizona, and recorded March 25, 2002 at Document No. 2002-0298116 in the office of the Maricopa County Recorder, securing indebtedness in the original principal amount of $588,790.41(to be removed concurrently with the execution of this Amendment); and (e) the lien of the Deed of Trust and Security Agreement by and between The Mary Jane Lindsay Living Trust, Mary Jane Lindsay, Trustee and Northern Life Insurance Company, affecting the Catalina Facility located at 2611 North Warren Avenue, Tucson, Arizona, as recorded March 31, 1995 in Pima County Recorder Docket No. 10012 at Page 870, as assumed by Presidio Health Associates LLC by Assignment, Assumption and Amendatory Agreement recorded May 16, 2003 at Pima County Recorder Doc. No. 03- .
(iii	)	Liens permitted to be created by Sections 6.23 and 7.1(d) of the Loan Agreement

4.1	Subsidiaries
Original Borrower is the sole Member of Ensign Highland LLC, Highland Healthcare LLC, Ensign Whittier East LLC, Ensign Whittier West LLC, Ensign Santa Rosa LLC, Ensign Panorama LLC, Ensign Sabino LLC, Ensign San Dimas LLC (formerly Ensign Arden LLC), Ensign Montgomery LLC (formerly Ensign Jackson LLC), Ensign Southland LLC, Southland Management LLC, Ensign Bellflower LLC, Ensign Palm I LLC, Ensign Cloverdale LLC, Ensign Sonoma LLC, Ensign Willits LLC, Ensign Pleasanton LLC, Sky Holdings AZ LLC, Glendale Healthcare Associates LLC, Terrace Holdings AZ LLC, 24th Street Healthcare Associates LLC, Manor Park Healthcare LLC, Moenium Holdings LLC, Brown Road Senior Housing LLC, Greenfields Assisted Living LLC, Lemon Grove Health Associates LLC, Rillito Holdings LLC, Presidio Health Associates LLC, Bell Villa Care Associates LLC, Downey Community Care LLC, Costa Victoria Healthcare LLC, West Escondido Healthcare LLC, Redbrook Healthcare Associates LLC, HB Healthcare Associates LLC, Adipiscor LLC, North Mountain Healthcare LLC, Park Waverly Healthcare LLC, Sunland Health Associates LLC, Permunitum LLC, Vista Woods Health Associates LLC, City Heights Health Associates LLC, Claremont Foothills Health Associates LLC, C Street Health Associates LLC, and Victoria Ventura Healthcare LLC, and the sole shareholder of Atlantic Memorial Healthcare Associates, Inc., Rose Park Healthcare Associates, Inc., Ensign Facility Services, Inc., Salado Creek Senior Care, Inc., Wellington Healthcare Inc., McAllen Community Healthcare, Inc. and Northern Oaks Healthcare, Inc all of which are currently active and doing business. Original Borrower is also the sole Member of Ensign Bellflower LLC, Ensign Napa LLC, Mountainview Communitycare LLC, Walnut Grove Campuscare LLC, Ramon Healthcare Associates, Inc., East Escondido Health Associates LLC, Meadowbrook Health Associates LLC, and Valley Health Holdings LLC, all entities formed by Original Borrower to facilitate concluded, failed, pending or future transactions.
4.5	Pending or Threatened Litigation:
There is currently no pending or threatened litigation which the Borrower believes would materially threaten Borrower's viability or ability to repay the Obligations; further, all claims pending or threatened against the Borrower are either covered by insurance or, to the extent they are not, Borrower believes it has accrued adequate reserves in connection therewith.
4.8	Defaults:	Relating to the representations in Section 4.8 of the Loan Agreement, and without admitting any default, reference is made to Schedule 4.5 above.

4.13	Non-compliance with Law:	To the best of the actual knowledge of the officers of Borrower, there does not currently exist any material non-compliance with applicable laws.
4.14	Environmental Matters:
To the best of the actual knowledge of the officers of original Borrower, there are no material adverse environmental matters associated with any of the Texas, Arizona, California or Washington properties.
4.15	Places of Business with patient census:	See consolidated Schedule 4.15(a)/14.16 and Schedule 4.15(b) at the end of this Exhibit A.
4.16	Licenses:	The entity which currently holds or possesses the right to use the operating license for each of the facilities is as shown in consolidated Schedule 4.15(a)/14.16.
4.17	Stock Ownership:	See separate schedule at the end of this Exhibit A.
4.19	Borrowings:	Other than normal trade creditors, some or all of the entities comprising the Borrower are currently indebted to the following creditors in the following manners and amounts:

a.	General Electric Capital Corporation; $20,000,000 Revolving Credit Facility for working capital.
b.	General Electric Capital Corporation; $12,400,000 Arizona Term Loan secured by Deeds of Trust encumbering (i) Ensign Highland LLC's Highland Manor facility in Phoenix, Arizona, (ii) Sky Holdings AZ LLC's Desert Sky Health Center & Assisted living in Glendale, Arizona, and (iii) Terrace Holdings AZ LLC's Desert Terrace Nursing & Rehabilitation Center in Phoenix, Arizona. (to be executed, delivered and recorded concurrently with the execution and delivery of the within Amendment to the Original Loan Agreement).
c.	Continental Wingate Associates, Inc.; $7,455,100 HUD-insured Loan secured by a Deed of Trust and Assignment of Rents on Ensign Southland LLC's Southland Care Center & Home facility, Norwalk, California.
e.	Berryman Health, Inc.; $252,413.44 Carryback Promissory Note secured by Leasehold Deed of Trust and Security Agreement and Financing Statement on Sununerfield Convalescent Hospital Lease.
f.	Reliastar Life Insurance Company, as successor by merger to Northern Life Insurance Company; $2,051,824.69 secured loan balance upon assumption of Deed of Trust and Security Agreement encumbering Rillito Holdings LLC's Catalina Care Center in Tucson, Arizona.
g.	Larry Santora as Successor Trustee of the Mary Jane Lindsay Living Trust darted July 26, 1993; $331,061.76 Carryback Promissory Note secured by second-position Deed of Trust on Rillito Holdings LLC's Catalina Care Center in Tucson, Arizona.

4.20	Labor Disputes:
A union organizing election was held at Sonoma Healthcare Center in May, 2002 at which a majority of the approximately 60 employees classified as Housekeeping, Laundry and CNAs voted to have union representation from SEIU Local 250. Due to irregularities in the voting procedures, the results of the election were appealed to the National Labor Relations Board by the facility. The appeal is pending. Since the appeal, the SEIU has published statements critical of Sonoma Healthcare Center and The Ensign Group, has organized two one-day pickets at the facility and has filed a §17200 suit against the facility, all in an effort to coerce the facility into waiving its appeal rights. In addition, it has caused four employees to file multi-count unfair labor practice charges against the facility, but all charges except one that the facility settled by merely posting a notice were either dropped by the employees at the NLRB's behest or resulted in findings in the facility's favor. Operations at the facility and throughout the company have not been materially disrupted by union issues at any time since the original organizing election.
4.22	Joint Venture:	None

7.12	Transactions with Affiliates:
Formation and capitalization of, and assignment of Purchase and Sale Agreement for Highland Manor, Phoenix, Arizona, to Ensign Highland LLC, a Nevada limited liability company, of which Original Borrower is the sole Member; Lease between Ensign Highland LLC as Landlord and Highland Healthcare LLC as Tenant for Highland Manor; formation and capitalization of Ensign Southland LLC, and the conveyance of Southland Care Center and Home thereto in connection with the HUD-insured refinancing of that facility; Lease between Ensign Southland LLC as Landlord and Southland Management LLC as Tenant for Southland Care Center & Home; Lease between Terrace Holdings AZ LLC as Landlord and 24th Street Healthcare Associates LLC as Tenant for Desert Terrace Nursing and Rehabilitation Center; Lease between Sky Holdings AZ LLC as Landlord and Glendale Healthcare Associates LLC as Tenant for Desert Sky Health Center & Assisted Living; Lease between Rillito Holdings LLC as Landlord and Presidio Health Associates LLC as Tenant for Catalina Care Center; Sublease between Moenium Holdings LLC as Sublandlord and Bell Villa Care Associates LLC as Subtenant for Rose Villa Healthcare Center; Sublease between Moenium Holdings LLC as Sublandlord and Downey Community Care LLC as Subtenant for Brookfield Healthcare Center; Sublease between Adipiscor LLC as Sublandlord and North Mountain Healthcare LLC as Subtenant for Coronado Care Center; Sublease between Adipiscor LLC as Sublandlord and Park Waverly Healthcare LLC as Subtenant for Waverly Park Healthcare Center; Sublease between Adipiscor LLC as Sublandlord and Sunland Health Associates LLC as Subtenant for East Mesa Care Center; Sublease between Permunitum LLC as Sublandlord and Vista Woods Health Associates LLC as Subtenant for Vista Knoll Specialized Care Center; Sublease between Permuniturn LLC as Sublandlord and City Heights Health Associates LLC as Subtenant for Arroyo Vista Healthcare Center; Sublease between Permunitum LLC as Sublandlord and Claremont Foothills Health Associates LLC as Subtenant for Claremont Care Center
——Schedules 4.15(a)14.16, 4.15(6) and 4.17 follow — —

        Exhibit A—Updated Schedules to Loan Agreement

        March 8, 2004

Amendment (No. 13) & Restatement to Loan and Security Agreement
Consolidated Schedule 4.15(a)/4.16

Places of Business with Trade Names, Licensee and Record Owner Data
(as of March 1, 2004)
(See separate Schedule 4.15(b) for Census Data)

The Ensign Group, Inc. Ensign Facility Services, Inc. 27101 Puerta Real, Suite 450 Mission Viejo, CA 92691 Record Owner: Mission Ridge Associates, L.L.C.	Royal Court Healthcare (fka Berryman Health Whittier West) 12385 E. Washington Blvd. Whittier, CA 90606 Licensee: Ensign Whittier West LLC Record Owner: Whittier West LLC
Southland Care Center and Home 11701 Studebaker Road Norwalk, CA 90659 Licensee: Southland Management LLC Record Owner: Ensign Southland LLC	Whittier Hills Healthcare Center (fka Berrryman Health Whittier East) 10426 Bogardus Avenue Whittier, CA 90603 Licensee: Ensign Whittier East LLC Record Owner: Whittier East, L.L.C.
The Village Care Center 615 North Ware Road McAllen, TX 78501 Licensee: McAllen Community Healthcare, Inc. Record Owner: James F. Cotter	Summerfield Healthcare Center 1280 Summerfield Road Santa Rosa, CA 95405 Licensee: Ensign Santa Rosa LLC Record Owner: Summerfield Development Co.
Wellington Place Healthcare Center (fka Camlu Care Center Temple) 1802 South 31st Street Temple, TX 76504 Licensee: Wellington Healthcare, Inc. Record Owner: James F. Cotter	Salado Creek Living & Rehab Center (fka Camlu Care Center San Antonio) 603 Corrine San Antonio, TX 78218 Licensee: Salado Creek Senior Care, Inc. Record Owner: James F. Cotter
Panorama Gardens 9541 Van Nuys Boulevard Panorama City, CA 91402 Licensee: Ensign Panorama LLC Vannovi Properties, LLC	Sabino Canyon Rehab & Care Center 5830 E. Pima Street Tucson, AZ 85712 Licensee: Ensign Sabino LLC Record Owner: Tucson-Cal Associates, LLC
Northern Oaks Nursing and Rehab Center 2722 Old Anson Road Abilene, TX 79603 Licensee: Northern Oaks Healthcare, Inc. Record Owner: James F. Cotter	Arbor Glen Care & Living Center (fka Glendora Care & Living Center) 1130 East Arrow Highway Glendora, CA 91740 Licensee: Ensign San Dimas LLC Record Owner: Health Care Investors III

Park Manor Convalescent Center 1710 Plaza Way Walla Walla, Washington 99362 Licensee: Manor Park Healthcare LLC Record Owner: Health Care Property Investors, Inc.	Park View Gardens at Montgomery 3571 Montgomery Drive Santa Rosa, CA 95405 Licensee: Ensign Montgomery LLC Record Owner: Health Care REIT, Inc.
Highland Manor Health & Rehab Center 4635 N. 14th Street Phoenix, AZ 85014 Licensee: Highland Healthcare LLC Record Owner: Ensign Highland LLC	Premier Care & Rehabilitation Center 2990 East Ramon Road Palm Springs, CA 92262 Licensee: Ensign Palm I LLC Record Owner: Coachella House, Inc.
Northbrook Healthcare Center (fka Willits Healthcare Center) 64 Northbrook Way Willits, CA 95490 Licensee; Ensign Willits LLC Record Owner: James F. Cotter	Cloverdale Healthcare Center 300 Cherry Creek Road Cloverdale, CA 95425 Licensee: Ensign Cloverdale LLC Record Owner: James F. Cotter
Sonoma Healthcare Center 1250 Broadway Sonoma, CA 95476 Licensee: Ensign Sonoma LLC Record Owner:James F. Cotter	Ukiah Convalescent Hospital 1349 South Dora Ukiah, CA 95482 Licensee: Berryman Health, Inc.; Ensign Pleasanton LLC (pending) Record Owner: Ukiah SNF, LLC
Desert Sky Health & Assisted Living Center 5125 N. 58th Avenue Glendale, AZ 85301 Licensee: Glendale Healthcare Associates LLC Record Owner: Sky Holdings AZ LLC	Desert Terrace Nursing and Rehab. Center 2409 N. 24th Street ]Phoenix, AZ 85008 Licensee: 24th Street Healthcare Associates LLC Record Owner: Terrace Holdings AZ LLC
Atlantic Memorial Healthcare Center (fka Akin's Post Acute Rehab Hospital) 2750 Atlantic Avenue Long Beach, CA 90806 Lic'e: Atlantic Memorial Healthcare Associates, Inc. Record Owner: RMA Land, LLC	Shoreline Healthcare Center (fka Eastwood Convalescent Hospital) 4029 East Anaheim Street Long Beach, CA 90804 Licensee: Rose Park Healthcare Associates, Inc. Record Owner: Akin Investments, Inc.
Catalina Care Center 2611 North Warren Avenue Tucson, AZ 85719 Licensee: Presidio Health Associates LLC Record Owner: Presidio Health Associates LLC	Lemon Grove Care & Rehab Center 8351 Broadway Lemon Grove, CA 91945 Licensee: Lemon Grove Health Associates LLC Record Owner: MCS PGCH LLC et al
Rose Villa Healthcare Center 9028 Rose Street Bellflower, CA 90706 Licensee: Bell Villa Care Associates LLC Record Owner: Healthcare Investors, III	Brookfield Care & Rehab Center 9300 Telegraph Rd. Downey CA 90240 Licensee: Downey Community Care LLC Record Owner: Healthcare Investors, III

Victoria Healthcare Center 340 Victoria Street Costa Mesa, CA 92627 Licensee: Costa Victoria Healthcare LLC Record Owner: Eugene Woods, et al	Palomar Vista Healthcare Center 201 North Fig Street Escondido, CA 92025 Licensee: West Escondido Healthcare LLC Record Owner: Neale A. Perkins
Brookside Healthcare Center 105 Terracina Blvd. Redlands, CA 92373 Licensee: Redbrook Healthcare Associates LLC Record Owner: James F. Cotter	Sea Cliff Healthcare Center 18811 Florida Street Huntington Beach, CA 92648 Licensee: HB Healthcare Associates LLC Record Owner: Huntington Beach Convalescent Hospital Asset Corporation
Coronado Care Center 11411 N. 19th Avenue Phoenix, AZ 85029 Licensee: North Mountain Healthcare LLC Record Owner: Coronado Corporation	East Mesa Care Center 51 South 48th Street Mesa, AZ 85206 Licensee: Sunland Health Associates LLC Record Owner: LTC Partners VI, L.P.
Waverly Park Healthcare Center 2001 N. Park Avenue Tucson, AZ 85719 Licensee: Park Waverly Healthcare LLC Record Owner: Park Villa Corporation	Vista Knoll Specialized Care Center 2000 Westwood Road Vista, CA 92083 Licensee: Vista Woods Health Associates LLC Record Owner: OHI Asset (CA), LLC
Arroyo Vista Healthcare Center 3022 45th Street San Diego, CA 92105 Licensee: City Heights Health Associates LLC Record Owner: OHI Asset (CA), LLC	Claremont Care Center 219 East Foothill Boulevard Pomona, CA 91768 Licensee: Claremont Foothills Health Associates LLC Record Owner: OHI Asset (CA), LLC
Glenwood Care Center 1300 North C Street Oxnard, CA 93030 Licensee: C Street Health Associates LLC Record Owner: Oxnard Investments, L.P.	Victoria Care Center 5445 Everglades Street Ventura, CA 93003 Licensee: Victoria Ventura Healthcare LLC Record Owner: SHP Lexington, LLC

EXHIBIT B

Letters of Credit

        As used herein, the following terms have the following meanings:

        "Beneficiary "means, collectively in the singular, the Person or Persons to whom a Letter of Credit is issued or who may have rights to submit a Draft in respect thereof.

        "Draft" means any draft (sight or time), receipt, acceptance, cable or other written demand for payment upon a Letter of Credit.

        "Issuing Party" means the Person issuing a Letter of Credit, whether it be Lender or another Person.

        "Letter of Credit" or "Letters of Credit" means any and all documentary or standby letters of credit issued at the request and for the account of Borrower for which Lender has incurred Letter of Credit Obligations.

        "Letter of Credit Obligations" means all outstanding obligations (including all duty, freight, taxes, costs, insurance and any other charges and expenses) incurred by Lender, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance, negotiation, acceptance, amendment, transfer, payment and/or guarantee, by Lender or the Issuing Party, of Letters of Credit, all as further set forth in this Exhibit B.

        l.      The notice to be provided to Lender requesting that Lender incur Letter of Credit Obligations shall be in the form of a Letter of Credit application in the form customarily employed by Lender and the Issuing Party, together with a written request by Borrower and the Issuing Party that Lender approve Borrower's application. Approval by Lender in the written form agreed upon between Lender and the Issuing Party (a) will authorize the Issuing Party to issue the requested Letter of Credit in the form requested or approved by Beneficiary and approved by Borrower, Lender and Issuing Party, and (b) will conclusively establish the existence of the Letter of Credit Obligation as of the date of such approval.

        2.     In the event that Lender shall make any payment on or pursuant to any Letter of Credit Obligation, Borrower shall be unconditionally obligated to reimburse Lender therefor, and such payment shall then be deemed to constitute a Revolving Credit Loan. For purposes of computing interest under Section 2.2, a Revolving Credit Loan made in satisfaction of a Letter of Credit Obligation shall be deemed to have been made as of the earliest to occur of (a) the date on which the Issuing Party makes the related payment under the underlying Letter of Credit, or (b) the date Lender makes any payment or other accommodation in respect of a Letter of Credit Obligation. Borrower's reimbursement obligations under this paragraph, and all of Borrower's other obligations under this Exhibit B, shall be considered part of the Obligations defined in this Agreement. If an Event of Default shall occur under this Agreement, or if the Obligations shall be declared to be immediately due and payable pursuant to any provision of this Agreement, then all contingent liabilities of Borrower with respect to Letter of Credit Obligations shall also be deemed immediately due and payable. Borrower's Obligations to Lender with respect to any Letter of Credit or Letter of Credit Obligation shall be evidenced by Lender's records and shall be absolute, unconditional and irrevocable.

        4.     In the event that any Letter of Credit Obligations, whether or not then due or payable, shall for any reason be outstanding on any Maturity Date, Borrower will either (a) cause the underlying Letter of Credit to be returned and canceled and each corresponding Letter of Credit Obligation to be terminated, or (b) pay to Lender, in immediately available funds, an amount equal to 105% of the maximum amount then available to be drawn under all Letters of Credit not so returned and canceled to be held by Lender as cash collateral in an account under the exclusive dominion and control of Lender (a "Cash Collateral Account").

        5.     In the event that Lender shall incur any Letter of Credit Obligations, Borrower agrees to pay the Letter of Credit Fee to Lender as compensation to Lender for incurring such Letter of Credit Obligations. In addition to the Letter of Credit Fee, Borrower hereby agrees to pay to or reimburse Lender for, on demand, any and all commissions and charges of, and any and all fees (including any per annum fees), costs and expenses incurred by, Lender (or of the Issuing Party to the extent Lender is obligated to reimburse the Issuing Party therefor) and the other indemnified Parties (as defined below) in connection with the issuance, negotiation, acceptance, amendment, transfer and payment of the Letter of Credit or otherwise payable pursuant to the application and related documentation under which the Letter of Credit is issued. The Letter of Credit Fee for each Period shall be deemed accrued and fully earned upon the commencement of each Period (the first such Period to commence on the date of issuance of a Letter of Credit or incurrence by Lender of any Letter of Credit Obligation, and each Period thereafter to commence on each annual anniversary thereof), shall be payable in full on the first date of each such Period, and shall be non-refundable when paid; provided, however, that upon any subsequent increase in the Letter of Credit Fee as provided herein, the increased amount shall be and become due and payable as it accrues. Borrower hereby agrees that the Letter of Credit Fee and any and all other amounts required to be paid or reimbursed by Borrower under this Exhibit B may be paid using the proceeds of Revolving Credit Loans made under this Agreement, and Borrower hereby authorizes Lender to deduct the Letter of Credit Fee and any and all other such amounts from the proceeds of any Revolving Credit Loans made by Lender to Borrower hereunder.

        6.     If the Issuing Party honors any Draft under a Letter of Credit and Borrower fails to reimburse Lender in accordance with the terms of this Agreement, Lender may assert its right of subrogation under applicable law, whether Lender's or Issuing Party's honoring of such Draft satisfies all or only part of the underlying obligation. Borrower shall, on reasonable notice, cooperate with Lender and the Issuing Party in the assertion of the Borrower's rights against the Beneficiary, the Beneficiary's rights against the Borrower and any other rights that Lender or the Issuing Party may have by subrogation or assignment. Such cooperation shall include, without limitation, the prompt return of all drafts, documents, instruments and statements in Borrower's possession that were presented by or on behalf of the Beneficiary in connection with any Draft.

        7.     Borrower agrees to reimburse Lender and its directors, employees, officers, agents, Affiliates, subcontractors and servicers (collectively, the "Indemnified Parties") upon demand for and to indemnify and hold the Indemnified Parties harmless from and against any and all claims, liabilities, losses, costs and expenses including those more specifically identified below (collectively, "Indemnified Liabilities"), including attorneys' fees and disbursements, in any case incurred or suffered by any Indemnified Party in connection with a Letter of Credit or the provisions of this Exhibit B. Such Indemnified Liabilities shall include, but not be limited to, all such Indemnified Liabilities incurred or suffered by the Indemnified Parties in connection with (A) Lender's or the Issuing Party's exercise of any right or remedy granted to it under a Letter of Credit or the provisions of this Exhibit, (B) any claim and the prosecution or defense thereof arising out of or in any way connected with a Letter of Credit or this Exhibit B, including, without limitation, as a result of any act of or omission by a Beneficiary, and (C) any of the events or circumstances described in this Exhibit B, including any defense by Lender or the Issuing Party in an action in which Borrower obtains an injunction against presentation or honor of any Draft.

        8.     Borrower will promptly examine a copy of each Letter of Credit (and any proposed amendments thereto) sent to Borrower, as well as all other instruments and documents delivered to Borrower from time to time in connection with the Letter of Credit, and, in the event Borrower has any claim of non-compliance with the instructions or of any discrepancy or other irregularity or any objection to any action taken or proposed to be taken by Lender or the Issuing Party with respect to any Letter of Credit, Borrower will notify Lender thereof in writing within three (3) Business Days after its receipt of a copy of the Letter of Credit, any amendments thereto, or such instruments or documents or notice of any such proposed action, and Borrower will conclusively be deemed to have waived any such claim against the Indemnified Parties, unless such notice is given as aforesaid. This section is intended to substitute three (3) Business Days for the "not unreasonable time period" set forth in Rule 5.09 of ISP 98 (as defined below).

        9.     The obligations of Borrower under this Exhibit B shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement notwithstanding any fact, event or circumstance described in this Section 9. Neither Lender nor any other Indemnified Party shall be responsible for, and neither Lender's powers and rights hereunder nor Borrower's obligations shall be affected by:

        (i)    any act or omission pursuant to Borrower's instructions;

        (ii)   any other act or omission of any Indemnified Party or the Issuing Party other than any those arising from its or their gross negligence or willful misconduct;

        (iii)  the validity, accuracy or genuineness of Drafts, documents or required statements, even if such Drafts, documents or statements should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged (and notwithstanding that Borrower shall have notified Lender or the Issuing Party thereof);

        (iv)  failure of any Draft to bear any reference or adequate reference to the Letter of Credit;

        (v)   errors, omissions, interruptions or delays in transmission of delivery of any messages however sent and whether or not in code or otherwise;

        (vi)  any act, default, omission, insolvency or failure in business of any other person (including any agent, subcontractor or employee) or any consequences arising from causes beyond Lender's control;

        (vii) any acts or omissions of any Beneficiary of the Letter of Credit or transferee of the Letter of Credit, if transferable;

        (viii) any act or omission of Lender or the Issuing Party required or permitted under any (1) law or practice to which the Letter of Credit is subject (including ISP 98), (2) applicable order, ruling or decree of any court, arbitrator or governmental agency, (3) published statement or interpretation on a matter of law or practice (including ISP 98);

        (ix)  honor or other recognition of a presentation or demand that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the Beneficiary or other person (excluding Lender's employees), including payment to a person who forges the signature of a Beneficiary or the signature of an assignee of a Letter of Credit's proceeds;

        (x)   honor of a presentation without regard to any nondocumentary condition(s) in the Letter of Credit, regardless of whether Rule 4.11 of ISP 98 applies;

        (xi)  dishonor of any presentation that does not strictly comply with the terms of the applicable Letter of Credit or that is fraudulent, forged or otherwise not entitled to be honored;

        (xii) the lack of validity or enforceability of the Letter of Credit;

        (xiii) any amendment to waiver of or any consent or departure from all or any of the provisions of the Letter of Credit or any Loan Document;

        (xiv) the existence of any claim, set-off, defense or other right which Borrower, its Affiliates or any other Person may at any time have against any beneficiary of the Letter of Credit, Lender, the Issuing Party or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreements or transactions; or

        (xv) any other act or omission to act or delay of any kind of Lender, the Issuing Party or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of Borrower's obligation's under this Agreement or any other Loan Document.

        Without limiting the generality of the foregoing, Lender and the Issuing Party may (x) act in reliance on any oral, telephone, telegraphic, electronic, facsimile or written request, notice, or instruction believed in good faith to be from or have been authorized by the Borrower, (y) receive, accept or pay as complying with the terms of a Letter of Credit any Drafts or other documents, otherwise in order, which are signed by or issued to any person or entity acting as the representative of, or in the place of, the party in whose name such Letter of Credit provides that any Drafts or other documents should be drawn or issued and (z) waive any stipulation that the bank nominated in the applicable Letter of Credit shall accept or pay the Drafts, and Lender may then accept presentations of Drafts and documents for payment directly. It is understood and agreed by Borrower that Lender and the Issuing Parry may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. As between Borrower and any Indemnified Party, Borrower assumes all risks of the acts and omissions of, or misuse of the Letter of Credit by, the Beneficiary thereof. Borrower agrees that in any action now or hereafter arising from an alleged breach, under this Agreement or otherwise, with respect to the Letter of Credit by any Indemnified Party, the only damages that may be sought are those which are direct and reasonably foreseeable as the probable result of any breach thereof. Borrower hereby waives any right it may have to indirect, consequential, exemplary, special or punitive damages or lost anticipated profits (whether against Lender or any other Indemnified Party) in respect of any present or future breach by Lender or such Indemnified Party, under the Agreement or otherwise, with respect to the Letter of Credit, even if Lender or the Issuing Party have been advised of the possibility of such damages. Borrower must in all instances mitigate damages claimed against any Indemnified Party with respect to the Letter of Credit. If Lender or the Issuing Party honors a Draft or presentation under the Letter of Credit for which Borrower claims it is not obligated to reimburse Lender, Borrower shall nonetheless pay to Lender the amount paid by Lender to or by the Issuing Party, without prejudice to Borrower's claims against Lender (except to the extent waived or limited hereby) to recover fees and costs paid by Borrower with respect to the honored presentation plus any direct damages resulting therefrom which Borrower is unable to avoid or reduce and which are permitted to be recovered under this paragraph. Borrower's prevailing in an action based on forgery or fraud of the Beneficiary or other presenter does not relieve Borrower from its obligation to pay Lender's and the Issuing Party's costs and expenses in contesting the entry or maintenance of injunctive relief.

        10.   Unless Lender or the Issuing Party is enjoined by a court of competent jurisdiction, Lender and the Issuing Party may assume that any Beneficiary or other presenter acts in good faith and that any presentation or other demand is nonfraudulent.

        11.   Unless the Letter of Credit specifically requires and Lender specifically agrees in writing, Lender and the Issuing Party need not check the authenticity or authority of any purported Beneficiary signature, even if in other transactions the Beneficiary is a customer or its signature is otherwise known to Lender or the Issuing Party.

        12.   Unless specifically committed to do so in a writing signed by Lender, Lender and the Issuing Party need not consent to any amendment of the Letter of Credit. Lender or the Issuing Party may, without authorization from, but upon prior notice to, Borrower, send a thirty (30) day notice of non-extension to the Beneficiary under the Letter of Credit if it provides for automatic extension. Any notice of dishonor given by Lender or the Issuing Party within six (6) Business Days after presentation of documents to the Issuing Party shall not be deemed to be unreasonable. This section is intended to substitute six (6) Business Days for the three (3) Business Days set forth in Rule 5.01a of ISP 98.

        13.   Notwithstanding any waiver by Borrower of discrepancies in Drafts, documents or required statements, each of Lender and the Issuing Party, each acting alone, has the right in its sole judgment, to decline to approve any discrepancies and to refuse payment on that basis under the Letter of Credit issued hereunder.

        14.   Lender may assign its rights and delegate its duties hereunder to any subsidiary of Lender, in each case without prior notice to Borrower; provided that such assignment and delegation does not diminish Borrower's rights or increase Borrower's duties hereunder.

        15.   No Letter of Credit shall be issued hereunder providing for the acceptance of time Drafts or the incurrence of deferred payment undertakings.

        16.   Notwithstanding any provision herein contained to the contrary, if Borrower approves the issuance of a Letter of Credit requiring payment of a Draft on the same day on which such Draft is presented, the Issuing Party shall be entitled to honor such Draft without review or examination by Borrower and Borrower waives all defenses to reimbursement thereof based on irregularities that may have been revealed by Borrower's review or examination.

        17.   Borrower is responsible for preparing or approving the text of any Letter of Credit as issued by the Issuing Party and as received by the Beneficiary. Lender's or the Issuing Party's recommendation or drafting of text or Lender's or the Issuing Party's use or non-use or refusal to use text submitted by Borrower shall not affect Borrower's ultimate responsibility for the final text and its receipt by the Beneficiary. Borrower is responsible for the effect, or lack of effect under ISP 98, Rule 4.11 or applicable law, of a provision in any Letter of Credit that requires Lender or the Issuing Party to verify facts rather than examine documents or that fails to identify the documents to which the provision applies. Borrower is responsible for including suitable provisions in the underlying agreement that permit Borrower to review the text of the Letter of Credit as received by the Beneficiary and that describe the circumstances under which a drawing under the Letter of Credit may be made, Letter of Credit proceeds may be applied to the underlying agreement, and part or all of those proceeds may be returned. Borrower accepts the risk that the text of any Letter of Credit is consistent with the underlying obligation, suitable for Borrower's purposes, and received by the Beneficiary in time to permit the Beneficiary and Borrower to review the Letter of Credit and to request any desired amendments.

        18.   If Lender or the Issuing Party is now or hereafter becomes subject to any reserve, special deposit or similar requirement against assets of, deposits with, or for the account of, or credit extended by, Lender or the Issuing Party, or any other condition is imposed upon Lender or the Issuing Party which imposes a cost upon Lender or the Issuing Party, and the result, in the determination of Lender or the Issuing Party is to increase the cost to Lender or the Issuing Party of maintaining a Letter of Credit or paying or funding the payment of any Draft thereunder, or to reduce the amount of any sum received or receivable, directly or indirectly, by Lender hereunder or by the Issuing Party under a Letter of Credit (and such event being referred to as a "LC Cost Increase"), Borrower will pay to Lender upon demand such amounts required to compensate Lender and Issuer for such increased cost or reduction; provided, however, if Lender receives prior notice of a LC Cost Increase, Lender shall so notify Borrower and Borrower shall have the opportunity to replace or the Letter of Credit without liability for such LC Cost Increase if Borrower does so prior to such LC Cost Increase becoming effective as to Lender. In making the determinations contemplated hereunder, Lender and the Issuing Party may make such estimates, assumptions, allocations and the like which Lender or the Issuing Party in good faith determines to be appropriate, but Lender's or the Issuing Party's selection thereof, and Lender's or the Issuing Party's determinations based thereon, shall be final and binding and conclusive upon Borrower.

        19.   Notwithstanding any provision to the contrary herein, Lender and the Issuing Party reserve the right to decline any instruction provided by the Borrower if, in its discretion, Lender or the Issuing

Patty determines that the carrying out of such instruction contravenes Lender's or the Issuing Party's customary procedures or policy, ISP 98 or any applicable law, rule or regulation.

        20.   The Letters of Credit and, to the extent applicable and not otherwise inconsistent with this Agreement, this Agreement, shall be subject to the International Standby Practices, International Chamber of Commerce Publication No. 590 ("ISP 98") and the same are incorporated herein by reference. Borrower is responsible for knowing applicable letter of credit law and practice, including ISP 98. Solely for purposes of interpreting the ISP 98's application to this Agreement and any Letter of Credit issued hereunder, Lender and the Issuing Party shall be deemed to be a "bank" as such term is used in ISP 98. To the extent permitted by applicable law, this Agreement shall prevail in case of a conflict with applicable law or ISP 98, and ISP 98 shall prevail in case of a conflict with applicable law.

SCHEDULE 6.21

OFFICER'S CERTIFICATE

        The undersigned hereby certifies to General Electric Capital Corporation ("Lender") as follows:

        1.     I am the duly authorized Chief Financial Officer of The Ensign Group, Inc. ("Borrower"). Reference is made herein to that certain Amended Loan and Security Agreement dated            between Lender and Borrower (as amended from time to time, the "Loan Agreement"). I have reviewed the relevant terms of the Loan Agreement, and have made (or have caused to be made under my supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the income statements being delivered herewith and through the date of this Certificate. All terms used but not defined herein shall have the meaning set forth in the Loan Agreement.

        2.     Attached to this Certificate are Borrower's internally prepared financial statements for the month ending on                        , 200    , which statements fairly present the financial condition of Borrower and the results of Borrower's operations and changes in financial condition as of the date and for the period referred to, and which have been prepared in accordance with generally accepted accounting principles ("GAAP").

        3.     Also attached to this Certificate are the following:

            Accounts receivable aging schedule for the month of                        , 200    ;

            Accounts payable aging schedule for the month of                        , 200    ;

            Pursuant to Section 6.1, management analysis of financial statements and actual vs. budget variance reports for each entity/facility generating Accounts;

            Copies of each management control letter and any other reports submitted to Borrower by independent accountants in connection with any interim audit of Borrower's books;

            Copies of all documents provided by Borrower to its stockholders;

            Pursuant to Section 6.1, annual projections, pro forma profit and loss statements, balance sheets, and cash flow reports (prepared on a monthly basis) for the succeeding fiscal year within thirty (30) days before the end of each of Borrower's fiscal years;

        4.     In accordance with Section 6.6 of the Loan Agreement, all tax reports currently due have been filed, and all currently due taxes, assessments, and governmental charges or levies have been paid and discharged.

        5.     In accordance with Section 6.21 of the Loan Agreement, that Borrower is in compliance with the requirements of Articles VI and VII as of the end of the period covered by the financial statements being furnished, except as set forth on Exhibit A attached hereto.

        6.     The representations and warranties on the part of Borrower contained in Article IV of the Loan Agreement are true and correct in all respects as of the date hereof, as though made on and as of this date, except as set forth on Exhibit A attached hereto.

        7.     No Event of Default or event that, with the giving of notice or lapse of time, or both, could become an Event of Default has occurred and is continuing, except as set forth on Exhibit A attached hereto.

        8.     No event has occurred since the date of the last Officer's Certificate and is continuing that has or is likely to have a material adverse effect in the condition (financial or otherwise), properties, business, or operations of Borrower, other than                        .

Date: , 200	Alan Norman Chief Financial Officer

QuickLinks

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
RECITALS
ARTICLE I DEFINITIONS
ARTICLE II LOAN
ARTICLE III COLLATERAL
ARTICLE IV REPRESENTATIONS AND WARRANTIES
ARTICLE V CLOSING AND CONDITIONS OF LENDING
ARTICLE VI AFFIRMATIVE COVENANTS
ARTICLE VII NEGATIVE COVENANTS
ARTICLE VIII EVENTS OF DEFAULT
ARTICLE IX MISCELLANEOUS
LIST of SCHEDULES
EXHIBIT A Entities Comprising Borrower
EXHIBIT A Updated Schedules to Loan Agreement (Amendment 13)
Amendment (No. 13) & Restatement to Loan and Security Agreement Consolidated Schedule 4.15(a)/4.16
Places of Business with Trade Names, Licensee and Record Owner Data (as of March 1, 2004) (See separate Schedule 4.15(b) for Census Data)
EXHIBIT B Letters of Credit
SCHEDULE 6.21 OFFICER'S CERTIFICATE